Exhibit 10.56
Purchase and Sale Agreement
between
KAN AM GRUND KAPITALANLAGEGESELLSCHAFT MBH
as seller
and
HINES-SUMISEI U.S. CORE OFFICE PROPERTIES, LP
as purchaser
as of March 10, 2006

Table of Contents

ARTICLE 1
Purchase and Sale	1
1.1 Agreement of Purchase and Sale	1
1.2 Property Defined	2
1.3 Permitted Exceptions	2

ARTICLE 2
Purchase Price and Earnest Money	2
2.1 Purchase Price	2
2.2 Payment of Purchase Price	2
2.3 Earnest Money	2
2.4 Independent Consideration	2

ARTICLE 3
Title and Survey	3
3.1 Seller’s Title and Survey Deliveries	3
3.2 Title Examination and Survey	3
3.3 Subsequent Title Defects	3

ARTICLE 4
Information and Inspection	4
4.1 Seller’s Deliveries	4
4.2 Reliability of Information	4
4.3 Inspection Period Defined	5
4.4 Purchaser’s Obligation to Inspect	5
4.5 Indemnity and Liability Insurance	6
4.6 Purchaser’s Right to Terminate	6
4.7 Continuing Agreement	7
4.8 “As Is” Defined	7
4.9 Confidential Information	8
4.10 Intentionally Omitted	8
4.11 Hazardous Materials	8
4.12 Availability of Information	8
4.13 Information from Agents	8
4.14 Purchaser Certificate and Release	9

ARTICLE 5
Seller’s Warranties and Representations	10
5.1 Seller’s Authority, Etc.	10
5.2 No Litigation	10
5.3 The Leases	10
5.4 Notices of Violations or Actions	11
5.5 Environmental Notices	11
5.6 Service Contracts	11
5.7 Knowledge Defined	12
5.8 Survival of Seller’s Representations and Warranties	12

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ARTICLE 6
Purchaser’s Warranties and Representations	12
6.1 [Intentionally omitted]
6.2 Purchaser’s Authority, Etc.	12
6.3 No Litigation	13
6.4 Sophisticated Investor	13
6.5 OFAC Regulations	13
6.6 Survival of Purchaser’s Representations and Warranties	14

ARTICLE 7
Covenants and Executory Agreements Pending Closing	14
7.1 Purchaser’s Due Diligence	14
7.2 Operations Pending Closing	14
7.3 New Leases	14

ARTICLE 8
Conditions to Closing	16
8.1 Conditions to Purchaser’s Obligations	16
8.2 Conditions to Seller’s Obligations	17
8.3 Tenant Estoppel Certificates	17

ARTICLE 9
Closing	18
9.1 Time and Place	18
9.2 Seller’s Obligations at Closing	18
9.3 Purchaser’s Obligations at Closing	20
9.4 Credits and Prorations	21
9.5 Closing Costs	24

ARTICLE 10
Default	25
10.1 Default by Purchaser	25
10.2 Default by Seller	25
10.3 Notice and Cure	25

ARTICLE 11
Risk of Loss	25
11.1 Minor Damage	25
11.2 Major Damage	26
11.3 Definition of “Major” Loss or Damage	26

ARTICLE 12
Brokerage Commissions	27

ARTICLE 13
Escrow	27
13.1 Escrow Agent	27
13.2 Interpleader Action	27

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ARTICLE 14
Miscellaneous	28
14.1 Confidentiality	28
14.2 Public Disclosure	29
14.3 Discharge of Obligations	29
14.4 Assignment	29
14.5 Notices	30
14.6 Modifications	31
14.7 Calculation of Time Periods	31
14.8 Successors and Assigns	31
14.9 Entire Agreement	31
14.10 Further Assurances	31
14.11 Counterparts; Facsimile Signatures	31
14.12 Severability	32
14.13 Applicable Law; Jurisdiction	32
14.14 No Third-Party Beneficiary	32
14.15 Captions	32
14.16 Construction	32
14.17 Termination of Agreement	32
14.18 Exculpation of Seller and Related Parties	32
14.19 Time of the Essence	32
14.20 Attorneys’ Fees	32
14.21 Like-Kind Exchange	33

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Purchase and sale agreement
     This Purchase and Sale Agreement (this “Agreement”) is made as of March 10, 2006 (the “Effective Date”), by and between KAN AM GRUND KAPITALANLAGEGESELLSCHAFT MBH, a German limited liability company (“Seller”), for the benefit of Kan Am US grundinvest Fonds, a German open-end real estate fund sponsored by Seller (the “Fund”) and HINES-SUMISEI U.S. CORE OFFICE PROPERTIES, LP, a Delaware limited partnership (“Purchaser”).
Witnesseth:
     In consideration of the Earnest Money (as defined in this Agreement), the mutual covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Purchaser and Seller agree follows:
ARTICLE 1
Purchase and Sale
     1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase the following:
     (a) that certain tract or parcel of land situated in Chicago, Illinois, more particularly described on Exhibit A, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys, or rights-of-way (the “Land”);
     (b) the buildings, structures, fixtures and other improvements located on the Land (the “Improvements”);
     (c) all of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property owned by Seller and used exclusively in connection with the operation of the Land and the Improvements (the “Personal Property”);
     (d) all of Seller’s right, title and interest in and to all agreements listed and described on Exhibit B (the “Lease Schedule”), pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller (the “Leases”), including any guaranties of such Leases and any unapplied security deposits paid by tenants to Seller, together with any interest accrued thereon; and
     (e) all of Seller’s right, title and interest in and to (i) all assignable contracts and agreements (collectively, the “Service Contracts”) listed and described on Exhibit C (the “Contracts Schedule”), relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the date of Closing (as hereinafter

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defined), including specifically, without limitation, all assignable equipment leases, (ii) all assignable construction contracts and agreements listed and described on Exhibit C attached thereto and made a part hereof relating to construction at the Property which shall extend beyond the Closing Date (collectively, the “Construction Contracts”), (iii) all assignable warranties and guaranties (expressed or implied) existing with respect to the Improvements or the Personal Property, and (iv) all assignable trade names, logos, licenses, permits, air rights, certificates of occupancy, signs, trademarks, telephone listings and numbers (the “Intangibles”).
     1.2 Property Defined. The Land, the Improvements, the Personal Property, the Leases, the Service Contracts, the Construction Contracts and the Intangibles are sometimes referred to collectively as the “Property.”
     1.3 Permitted Exceptions. Seller will convey the Property subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article 3 hereof.
ARTICLE 2
Purchase Price and Earnest Money
     2.1 Purchase Price. The purchase price for the property is the sum of Two Hundred Twenty Three Million and 00/100 Dollars ($223,000,000.00) (the “Purchase Price”).
     2.2 Payment of Purchase Price. The Purchase Price is payable in full at Closing, without reduction, adjustment or setoff (other than as expressly authorized with respect to the closing adjustments and prorations set forth in Article 9), in cash by federal wire transfer of immediately available funds to a bank account designated by the Title Insurer in writing to Purchaser at or prior to Closing.
     2.3 Earnest Money. Within two (2) business days after the Effective Date, Purchaser must deposit with Chicago Title Insurance Company (the “Title Insurer”), having its office at 4170 Ashford Dunwoody Road, Suite 460, Atlanta, Georgia 30319, Attention: Christopher J. Valentine, the sum of Sixteen Million Dollars ($16,000,000.00) (the “Earnest Money”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. The Title Insurer will invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, will not commingle the Earnest Money with any funds of Escrow Agent or others, and will promptly provide Purchaser and Seller with confirmation of the investments made. Such account will have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account. In the event the Earnest Money is not actually received by the Title Insurer within the applicable time period specified, this Agreement will become null and void and of no further force or effect whatsoever, and upon demand by Seller, Purchaser will reimburse Seller for all costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement, including, without limitation, all attorneys fees and expenses incurred by Seller’s personnel and Third-Party consultants and advisors.
     2.4 Independent Consideration. The sum of One Hundred Dollars ($100.00) (the “Independent Consideration”) out of the Earnest Money is independent of any other consideration provided hereunder, shall be fully earned by Seller upon the Effective Date hereof, and is not refundable to Purchaser under any circumstances. Accordingly, if this Agreement is

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terminated for any reason by either party, the Independent Consideration shall be paid by the Title Company to Seller.
ARTICLE 3
Title and Survey
     3.1 Seller’s Title and Survey Deliveries. Purchaser acknowledges that Seller has delivered to Purchaser:
     (a) a current commitment for title insurance (the “Title Commitment”) issued by the Title Insurer, along with legible copies of all documents of record referred to therein; and
     (b) a copy of Seller’s most recent survey of the Property (the “Existing Survey”).
     3.2 Title Examination and Survey. Seller shall, upon receipt of same, deliver to Purchaser an updated survey of the Land (the “Updated Survey”). Purchaser will complete its examination of title to the Property, including, without limitation, matters of survey, prior to the expiration of the Inspection Period (as hereinafter defined). All matters affecting title to the Property as of the expiration of the Inspection Period that are set forth in the Title Commitment, filed in the public real estate records or would have been shown by a current survey will constitute permitted title exceptions approved by Purchaser (the “Permitted Exceptions”) for all purposes of this Agreement, except as hereinafter provided. Purchaser acknowledges and agrees that Seller will have no obligation or duty whatsoever to cure any title exceptions or defects affecting the Property that existed of record as of the expiration of the Inspection Period except (a) liens and security interests securing any loan to Seller and any other liens or security interests created by documents executed by Seller to secure monetary obligations, other than liens for ad valorem taxes and assessments for the current calendar year, (b) any liens or encumbrances resulting from Seller’s intentional breach of its covenant not to encumber the Property pursuant to Section 7.2 hereof and (c) the recorded Declaration between Seller and M.M. Warburg & CO KGaA with respect to the Property.
     3.3 Subsequent Title Defects. In the event any material and adverse matter affecting title to the Property arises or is first disclosed to Purchaser after the expiration of the Inspection Period, and Purchaser did not have notice of such matter, nor was such matter filed in the public real estate records or would have been shown by a current survey as of the end of the Inspection Period, then the following provisions will apply:
     (a) Purchaser must notify Seller of such matter in writing within two (2) business days of Purchaser’s learning of such matter and, in any event, not later than Closing;
     (b) If the matter is one which was caused by an act or omission by Seller and can be cured solely by the payment of money, then Seller will be obligated to cure such title defect not later than Closing, by either discharging the matter by payment, posting a bond for payment, or by causing Purchaser’s title insurer affirmatively to insure over the matter; provided, however, Seller’s aggregate liability with respect to matters subject to this Section 3.3(b) will not exceed the sum of $25,000; provided further, however, Seller shall be required so to cure any such matter constituting (a) liens and security interests securing any loan to Seller and any other liens

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or security interests created by documents executed by Seller to secure monetary obligations, other than liens for ad valorem taxes and assessments for the current calendar year, (b) any liens or encumbrances resulting from Seller’s intentional breach of its covenant not to encumber the Property pursuant to Section 7.2 hereof and (c) the recorded Declaration between Seller and M.M. Warburg & CO KGaA with respect to the Property.
     (c) In the event the matter is not described in Section 3.3(b), above, and Seller does not elect to cure such matter by written notice to Purchaser within five (5) business days (“Seller’s Response Period”) of Seller’s receipt of Purchaser’s notice under Section 3.3(a) (and Closing will be delayed as necessary to permit Seller such period of response), then Purchaser must elect either (i) to terminate this Agreement, in which case the Earnest Money will be refunded in full to Purchaser and thereupon this Agreement will be null and void and of no further force and effect whatsoever, except for the terms of this Agreement which expressly survive termination by Purchaser; provided, however, Seller may condition the refund of the Earnest Money upon the execution and delivery by Purchaser to Seller of an instrument in recordable form that disclaims any and all continuing right, title and interest in and to the Property; or (ii) to waive such title defect and proceed with Closing pursuant to the terms and conditions hereof without offset or other credit or adjustment to the Purchase Price, in which event such title defect will constitute a Permitted Exception and Purchaser waives any claim against Seller with respect to such title defect. In the event Purchaser elects to terminate pursuant to the preceding clause (i), Purchaser must provide Seller with prompt written notice of such election not later than two (2) business days after the expiration of Seller’s Response Period. A failure timely to make an affirmative election to terminate pursuant to the preceding clause (i) will be deemed an election pursuant to clause (ii) to waive such matter.
ARTICLE 4
Information and Inspection
     4.1 Seller’s Deliveries. Purchaser acknowledges that, prior to the Effective Date hereof, Seller has made available to Purchaser (via electronic data room, at the Property or otherwise) all of the information with respect to the Property listed in Exhibit N attached hereto and made a part hereof (the “Information Documents”) to the extent available to Seller or in Seller’s possession or in the possession of Seller’s current property manager (“Manager”), and that Purchaser has had or will have an opportunity to review all such Information Documents. Seller shall cooperate in good faith with Purchaser to provide other reasonably requested documentation with respect to the Property; provided, however, in no event shall Seller be required to deliver any of the confidential information more particularly described in Section 4.10 hereof.
     4.2 Reliability of Information. The Information Documents and any additional information requested by Purchaser are being furnished to Purchaser for information purposes only. Purchaser acknowledges and agrees that it is accepting the Information Documents and other documents with the understanding that the information therein has been compiled by persons and entities other than Seller, and Seller has not verified and does not independently certify that the information contained therein is true, correct or complete in all respects. With respect to any reports by third-party consultants pertaining to the environmental condition of the Property, the structural condition of the property, the condition of the building systems within the

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Improvements, and other matters pertaining to the Property (the “Third-Party Reports”), Purchaser further acknowledges and agrees that it understands and has been informed by Seller that Seller has not and does not adopt or ratify the findings of the third-party consultants who prepared the Third-Party Reports, does not represent that the Third-Party Reports are accurate in all or any respects, and does not warrant or represent that the Third-Party Reports can or should be relied upon by Purchaser in making its investment decisions concerning the Property, except to the extent that such Third-Party Reports have been certified to Purchaser pursuant to an executed reliance letter between the third-party consultant and Purchaser, but not Seller.
     4.3 Inspection Period Defined. As used in this Agreement, the term “Inspection Period” means the period commencing upon the date upon which Purchaser has complied with all of the obligations of Purchaser as set forth in Section 4.5 (pertaining to Purchaser’s obligation to provide Seller with certain insurance protection with respect to Purchaser’s inspection rights) and ending at 10:00 a.m., Central Time, on March 10, 2006. Purchaser and Seller acknowledge that the Inspection Period expired prior to the execution of this Agreement and Purchaser has no right to terminate this Agreement pursuant to Section 4.6 hereof.
     4.4 Purchaser’s Obligation to Inspect. Purchaser shall have access to the Property and the Information Documents through Closing, or until the earlier termination of this Agreement, pursuant to the terms of that certain Access Agreement entered into by and between Seller and Hines Interests Limited Partnership, an affiliate of Purchaser, on March 3, 2006 and the terms of this Agreement. During the Inspection Period (as hereinafter defined), Purchaser covenants and agrees that it will inspect the Property and otherwise use due diligence to determine the suitability of the Property as an investment by Purchaser, at its sole cost and expense. Purchaser represents that Purchaser has conducted an investigation of, and fully understands, the economic market conditions (the “Market Conditions”) of the Chicago office market, including, without limitation, market rentals, tenant concessions and vacancy factors, and acknowledges that the Purchase Price takes into account the Market Conditions. In addition to such other activities that Purchaser may determine to be appropriate to carry out such due diligence, Purchaser intends to do all of the following: (a) examine the books and records maintained by Manager with respect to the Property; (b) interview Manager with respect to the operation and management of the Improvements; (c) examine the physical structures and components of the Improvements, including, without limitation, the life safety systems, electrical, mechanical, and HVAC systems; (d) conduct studies to determine that the Property and the operation thereof complies with all requirements of all governmental agencies and authorities having jurisdiction with respect thereto, including, without limitation matters of zoning, building code compliance, compliance with the Americans with Disabilities Act, and (e) make such studies and investigations, conduct such tests and surveys and engage such independent contractors, environmental engineers, environmental consultants, and experts as necessary to enable Purchaser to evaluate any and all environmental risks associated with the ownership and operation of the Property and its compliance with “Environmental Laws” (as defined in Section 4.13); (f) conduct such investigation as is prudent with respect to the requirements of the USA Patriot Act of 2001, the Bank Secrecy Act, Executive Order 13324 (66 Fed. Reg. 49079) and other similar governmental requirements and (g) otherwise CONDUCT A COMPLETE AND THOROUGH INVESTIGATION AND EXAMINATION OF THE PROPERTY EMPLOYING THE HIGHEST LEVELS OF DUE DILIGENCE NORMALLY AND CUSTOMARILY EMPLOYED BY SOPHISTICATED

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INSTITUTIONAL INVESTORS IN COMMERCIAL REAL ESTATE INVESTMENT TRANSACTIONS. To the extent Purchaser does not currently have available its own employees who are competent to conduct such examinations and inspections, Purchaser will retain such consultants, independent contractors and other professional advisors as necessary to enable it to fulfill its obligation to employ such levels of due diligence. From and after the Effective Date and until the earlier to occur of termination of this Agreement or Closing, Purchaser and its representatives and agents will have the right, upon reasonable prior notice, to enter upon the Property for the purpose of examining, inspecting and testing the Property. Purchaser and its agents and representatives will at all such times maintain the insurance coverages required under Section 4.5. Purchaser will provide Seller and Manager with reasonable notice regarding the scope and execution of its activities, including, proposed timing of inspections and any anticipated need to interview specified personnel. Any and all interviews of tenants under the Leases may be conducted only at such times and in such manner as may be reasonably approved by Manager, and Manager may condition all such interviews upon the ability of Manager to be present during such interviews. Purchaser will not unreasonably disturb or interfere with the operation, management or use of the Property by Seller, Manager, the tenants under the Leases, or by any of their respective agents, customers, invitees, or guests. Neither Purchaser nor any of its agents or contractors may conduct inspection activities that involve the disassembly of any building components, the removal of permanent wall coverings or partitions, the drilling or boring into the Land or Improvements, or any other similar invasive activity without the written consent of Seller, which consent may be given or withheld at Seller’s sole discretion and may be further conditioned upon such adequate bonds and additional security as Seller may reasonably require to protect itself and the Property from loss, damage or injury.
     4.5 Indemnity and Liability Insurance. Purchaser will be responsible for any and all losses, damages, charges and other costs associated with its examinations, inspections, and other activities conducted as a part of its due diligence, and at the conclusion of the Inspection Period, must return the Property to the same condition as existed prior to such examinations, inspections and other activities. Purchaser must discharge any liens that attach against the Property as a result of its inspections by payment, bonding off or otherwise removing such liens promptly on demand. Purchaser agrees to indemnify and hold harmless Seller from and against any and all claims, charges, actions, costs, suits, damages, injuries, or other liabilities which arise, either directly or indirectly, from Purchaser’s or its agent’s, contractor’s, or employee’s entry onto the Land and Improvements prior to Closing. In order further to protect Seller from any such loss, damage, charge and other costs, Purchaser agrees that it will deliver to Seller and will cause each of its agents and contractors that enter the Land and Improvements on its behalf to deliver to Seller, prior to any such entry, a certificate of liability insurance, showing Seller, Manager and Seller’s investment advisor as additional insureds and complying with the coverage and policy provisions specified on the insurance Schedule attached hereto as Exhibit D. Purchaser’s liability pursuant to this Section 4.5 will survive any termination of this Agreement for any reason whatsoever.
     4.6 Purchaser’s Right to Terminate. At any time prior to the expiration of the Inspection Period, Purchaser has the right to elect to terminate this Agreement if Purchaser determines in its sole and absolute discretion that the Property is not suitable to Purchaser for any reason other than (i) Market Conditions or (ii) the physical condition of the Property. Any such election must be in writing, and upon timely receipt thereof by Seller, the Earnest Money will be

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refunded in full to Purchaser and thereupon this Agreement will be null and void and of no further force and effect whatsoever, except for the terms of this Agreement which expressly survive termination by Purchaser; provided, however, Seller may condition the refund of the Earnest Money upon the execution and delivery by Purchaser to Seller of an instrument in recordable form that disclaims any and all continuing right, title and interest in and to the Property and if requested by Seller, the delivery to Seller of the reports and studies referred to in Section 4.4 and any survey obtained by Purchaser.
     4.7 Seller’s Right to Terminate. In the event that the Seller, on behalf of the Fund, does not obtain the required consent of its Supervisory Board and M.M. Warburg & CO KGaA, its depositary bank, pursuant to the German law known as the Investmentgesetz, to the transactions contemplated by this Agreement on or before 10:00 a.m., Central Time, on March 10, 2006, then Seller shall have the right, in its sole and absolute discretion, to terminate this Agreement. Any such election shall be in writing, and upon delivery of such notice, the Earnest Money will be refunded in full to Purchaser, Seller shall pay to purchaser $100.00 as consideration for entering into this Agreement and thereupon this Agreement will be null and void and of no further force and effect whatsoever, except for the terms of this Agreement which expressly survive termination by Purchaser. Purchaser and Seller acknowledge that the deadline above in this Section 4.7 expired prior to the execution of this Agreement and Seller has no right to terminate this Agreement pursuant to this Section 4.7.
     4.8 Continuing Agreement. If Purchaser does not elect to terminate this Agreement prior to the expiration of the Inspection Period, then: (a) this Agreement will remain in full force and effect, and (b) PURCHASER WILL BE DEEMED TO HAVE ACCEPTED THE PROPERTY ON AN “AS IS” BASIS, SUBJECT ONLY TO THE TERMS OF THIS AGREEMENT AND THE TERMS AND CONDITIONS SET FORTH IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING (“SELLER’S CLOSING DOCUMENTS”), and (c) Purchaser will be deemed and agreed to accept title to the Property subject to the Permitted Exceptions. In the event Purchaser does not elect to terminate this Agreement, then Seller’s sole obligation with respect to the physical condition of the Property will be to deliver possession thereof to Purchaser, subject to Article 11 hereof in the event of a casualty, in substantially the same physical condition, normal wear and tear excepted, as existed as of the expiration of the Inspection Period. PURCHASER HAS AGREED TO ACCEPT POSSESSION OF THE PROPERTY AT CLOSING ON AN “AS IS” BASIS. SELLER AND PURCHASER AGREE THAT THE PROPERTY WILL BE SOLD “AS IS” AND EXCEPT AS SET FORTH IN ARTICLE 5, SUCH SALE WILL BE WITHOUT REPRESENTATION OR WARRANTY BY SELLER OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, WARRANTY OF INCOME POTENTIAL, OPERATING EXPENSES, USES, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND SELLER HEREBY DISCLAIMS AND RENOUNCES ANY SUCH REPRESENTATION OR WARRANTY.
     4.9 “As Is” Defined. As used in this Agreement, the term “As Is” means, as and where the Property presently exists as of the expiration of the Inspection Period, including, without limitation, all faults, defects, claims, liens, and other conditions of every kind or description with respect to (a) physical and environmental condition of the Property, including defects seen and unseen and conditions natural and artificial, (b) the Permitted Exceptions,

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(c) the Service Contracts, (d) the financial operation and condition of the Property, (e) compliance with all laws, ordinances, rules and regulations to which the Property is subject, (f) all claims, demands, actions or causes of action that relate in any way to the property or the ownership and operation thereof, whether known or unknown, and (g) all other matters related in any way to the ownership and operation of the Property, whether known or unknown.
     4.10 Confidential Information. Purchaser acknowledges and agrees that Seller, Manager and certain of their affiliates may have the following confidential information concerning the Property: state and federal income tax returns and filing information, internal evaluations, budgets and appraisals, information relating to the Fund or advisory services, loan files pertaining to mortgage financing obtained or considered for the Property by Seller or its agents, advisors, and contractors, personnel files related to present and past employees of Seller (if any) and Manager and their affiliates, and privileged attorney-client communications. Purchaser hereby disclaims any interest in examining any such confidential information and agrees that such information does not constitute a part of the Information Documents and that the withholding of such information is not in violation of any duty or obligation owed to Purchaser under this Agreement or otherwise, regardless of the content thereof.
     4.11 Intentionally Omitted.
     4.12 Hazardous Materials. Except as expressly set forth in Section 5.5, Seller makes no representation whatsoever regarding: (a) compliance with “Environmental Laws” as that term is hereinafter defined, (b) the presence, location or scope of any materials, waste, contaminates, pollutants, mold, fungus, bacteria or other substances or conditions which are toxic, dangerous, radioactive, disease causing, carcinogenic, infectious, caustic, or contain petroleum products or by-products, asbestos, heavy metals, or are defined as toxic, dangerous to health or otherwise hazardous by reference to any Environmental Laws. As used in this Agreement, “Environmental Laws” means collectively Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), and any other federal, state or local environmental legislation or ordinances applicable to the Property.
     4.13 Availability of Information. Purchaser acknowledges that it understands that the Information Documents and other information concerning the Property may be located in more than one location. PURCHASER ASSUMES THE RESPONSIBILITY TO NOTIFY SELLER OF THE FILES AND DOCUMENTS PURCHASER WISHES TO INSPECT. ALL SUCH FILES AND DOCUMENTS (OTHER THAN CONFIDENTIAL INFORMATION AS DESCRIBED IN SECTION 4.10) WILL BE MADE AVAILABLE FOR PURCHASER’S INSPECTION, REVIEW AND COPYING, AND TO THE EXTENT POSSIBLE TO DO SO WITHOUT UNDUE BURDEN OR EXPENSE, SELLER WILL USE REASONABLE EFFORTS TO COLLECT SUCH DOCUMENTS AND FILES FOR SUCH INSPECTION, REVIEW AND COPYING AT THE PROPERTY.
     4.14 Information from Agents. In making its investment decisions with respect to the Property, including its decision to elect or not elect to terminate this Agreement during the Inspection Period, Purchaser may interview Manager, the other parties to the Service Contracts

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and Construction Contracts, and Seller’s employees, agents, contractors, and investment advisors. Although Seller is willing to cooperate with Purchaser in connection with its due diligence activities and will instruct Manager and Seller’s employees (if any), agents, contractors, and investment advisors to cooperate with Purchaser and its agents, contractors and consultants, Seller is unwilling to sell the Property to Purchaser unless there is a clear understanding between the parties that Seller will not have any liability with respect to any opinions, statements, warranties, representations, or other information furnished to Purchaser by such employees, agents, contractors, and investment advisors, unless expressly incorporated in this Agreement as Seller’s representations. Accordingly, Purchaser releases and discharges Seller from any and all damage, injury, or loss suffered by Purchaser as a result of: (a) any and all such statements, information, opinions and other matters furnished by such employees, agents, contractors, and investment advisors of Seller, except to the extent expressly incorporated in this Agreement as a representation of Seller, and (b) any omission to disclose information or withholding of information by any such employees, agents, contractors, and investment advisors of Seller, unless done at the express direction of an officer of Seller and Purchaser was not aware of such omission or withholding.
     4.15 Purchaser Certificate and Release. It is a condition precedent to the obligations of Seller under this Agreement that the Certificate of Release attached hereto as Exhibit E be fully executed and delivered at Closing by Purchaser to Seller. The Certificate and Release certifies and supports the fact that Purchaser and its consultants, independent contractors, and other professional advisors of Purchaser’s choice have (or could have) (a) physically inspected the Property, (b) determined the fair market value of the Property in its As Is condition, (c) satisfied themselves as to the financial performance of the Property and its potential return on investment, (d) analyzed the present and projected uses of the Property, (e) independently verified the completeness and accuracy of the Information Documents and all other information provided by Seller and/or its agents which Purchaser deemed necessary or material in connection with the transactions contemplated by this Agreement, (f) independently tested and examined the Property from a physical, structural and environmental standpoint, and (g) otherwise conducted a complete and thorough investigation and examination of the Property and the tenants under the Leases employing the highest levels of due diligence and that Purchaser has accepted the Property As Is, subject to the representations and warranties set forth in Article 5. The Certificate and Release further releases Seller from and waives all claims against and liability of Seller to Purchaser for any structural, physical, and environmental condition at the Property and further releases Seller from and waives all liability of Seller to Purchaser for any and all claims or causes of action based on, connected with, or arising out of any Environmental Laws, Hazardous Material, requirement or liability imposed under any other law or regulation or any governmental agency or regulatory body having jurisdiction over the Property, or otherwise asserted against the Property or Purchaser by any person or entity whatsoever, except as set forth in Article 5. The Certificate and Release further will confirm the agreement of the parties that Purchaser has not relied upon any representation, inducement, or unperformed promise of Seller or Seller’s employees, agents, contractors, or investment advisors, except to the extent expressly set forth in this Agreement.

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ARTICLE 5
Seller’s Warranties and Representations
     5.1 Seller’s Authority, Etc. Seller has been duly organized and is validly existing under the laws of the Federal Republic of Germany. Seller is duly qualified to do business and is in good standing in the State where the Property is located. Subject to obtaining the consents described in Section 4.7 hereof, Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller and to consummate or cause to be consummated the transactions contemplated herein in accordance with the terms hereof. The person signing this Agreement on behalf of Seller is authorized to do so and may bind the Seller without the joinder or cosignature of any other person.
     5.2 No Litigation. To Seller’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending against the Property or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement.
     5.3 The Leases.
     (a) The Lease Schedule on Exhibit B-1 is a true, correct and complete list of all Leases in effect at the Property and all amendments and modifications thereto, and except as set forth in said Lease Schedule, there are no leases, occupancy agreements or other related agreements affecting the Property. Seller has delivered true, correct and complete copies of all Leases listed on Exhibit B-1 to Purchaser. Seller is the lessor or landlord or the successor lessor or landlord under all of the Leases. The schedule of security deposits attached as Exhibit B-2 is a true, correct and complete list of all security deposits under the Leases.
     (b) Except as set forth on Schedule 5.3(b), to Seller’s knowledge, neither Seller nor any tenant is in material default under the Leases set forth on the Lease Schedule. Except as set forth on Schedule 5.3(b), Seller has not received any written notice from a tenant that Seller is in material default under said tenant’s Lease, which default has not been cured prior to the Effective Date, nor has Seller sent a written notice of default to any tenant prior to the Effective Date.
     (c) There are no lease brokerage agreements, leasing commission agreements, or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property to which Seller is a party other than as disclosed on Exhibit S. Except as set forth in Schedule 5.3(c) or as may be due under the agreements listed on Exhibit S after Closing, there are no brokerage commissions or other such payments due from and after the Closing in connection with any Lease. Seller will terminate its Leasing Agreement (the “Buck Leasing Agreement”) with Buck Management Group, LLC (“Buck”) at Closing, however, Purchaser shall pay any commissions which are payable under the Buck Leasing Agreement (notwithstanding the termination thereof), with respect to any lease signed by Purchaser within one hundred twenty (120) days after Closing with any party identified on a list (a “Prospect List”) delivered by Buck. The Prospect List for the Buck Leasing Agreement shall include only those parties (i) from whom Buck has received a written request for a lease proposal prior to its termination and/or (ii) to whom Buck has submitted a written proposal

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prior to its termination and/or (iii) with whom Buck has been engaged in material discussions and/or negotiations regarding the leasing by such prospective tenant of space at the Property prior to its termination (including existing tenants with whom Buck is negotiating renewal options and/or expansion options). Furthermore, Purchaser shall pay any commissions which are payable under the Exclusive Lease Agency Agreement (the “Stone Agreement”) with Stone Real Estate Corp. (“Stone”), with respect to any lease for retail suite 0080 signed by Purchaser within ninety (90) days after Closing with any party identified on the Prospect List delivered by Stone. The Prospect List for the Stone Agreement shall include only those parties that have both toured the suite 0080 space and to whom Stone has submitted a proposal to lease and portion of such space or from whom Stone has received a proposal or signed letter of intent, in each instance within the sixty (60) day period immediately preceding the termination of the Stone Agreement. Seller shall deliver to Purchaser at Closing a true and correct copy of each Prospect List if received as of such date; provided, however, Purchaser acknowledges that Buck and Stone may have the right, pursuant to the terms of their respective leasing or commission agreements, to deliver their Prospect Lists to Seller on a date after the date of Closing, and in the event that Seller does not receive any Prospect List until after Closing for such reason, Seller shall deliver such Prospect List to Purchaser promptly upon receipt, and Purchaser agrees that it shall be responsible for any commissions which may become due and payable with respect to any party on such Prospect List as set forth above.
     (d) There are no outstanding tenant improvement allowances, construction obligations or other leasing costs as of the date hereof that shall be due and payable before or after the Closing with respect to any of the Leases on Exhibit B, except as set forth in Schedule 5.3(d) hereof and except for any refurbishment or improvement allowances set forth in such Leases that may become due after Closing.
     5.4 Notices of Violations or Actions. Seller has not received any written notification from any governmental or public authority (a) that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated or (b) that any work is required to be done upon or in connection with the Property, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated. Seller has not received prior to the Effective Date any written notification from any governmental or public authority that the Property is the subject of any pending or threatened condemnation proceedings.
     5.5 Environmental Notices. Except as shown on the environmental assessment report covering the Land and Improvements listed on Exhibit P (which has been made available to Purchaser pursuant to Section 4.1) or as otherwise disclosed in writing to Purchaser, to Seller’s knowledge, Seller has received no written notification that any governmental or quasi-governmental authority has determined that there are any violations of any Environmental Laws at the Property.
     5.6 Contracts. To Seller’s knowledge, the Contracts Schedule is a true, correct and complete list, in all material respects, of the Service Contracts and Construction Contracts in effect with respect to the Property as of the Effective Date of this Agreement, and to Seller’s

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knowledge there are no other service contracts or construction contracts that will be in effect after the Closing that will be binding on Purchaser. To Seller’s knowledge, Seller has made true, correct and complete copies of all Service Contracts and Construction Contracts available to Purchaser pursuant to Section 4.1. From the Effective Date until the Closing, Seller shall not enter into any new Service Contracts or Construction Contracts that are not cancelable, without penalty, on thirty (30) days notice, without Purchaser’s written consent, which consent shall not be unreasonably withheld or delayed.
     5.7 Knowledge Defined. References to the “knowledge” of Seller refer only to the actual knowledge of Olivier Catusse, Stephen D. McCarthy and L. Clay Adams, Jr. (the “Designated Representatives”), and will not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, to Manager, or to any other officer, agent, manager, representative, advisor, or employee of Seller or any affiliate thereof or to impose upon such designated individual any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Purchaser hereby acknowledges and agrees that no Designated Representative shall have any personal liability or responsibility whatsoever with respect to Seller’s representations and warranties hereunder by reason of his or her designation as a Designated Representative, and no alleged breach of any representation or warranty or any claim whatsoever shall at any time be asserted or enforceable against any one or more of the Designated Representatives.
     5.8 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in this Article 5, as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Article 9 hereof, will survive Closing until September 29, 2006. No claim for a breach of any representation or warranty of Seller will be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than One Hundred Fifty Thousand Dollars ($150,000), in which event the full amount of such valid claims will be actionable, up to but not exceeding the amount of the Liability Cap (as defined below), and (c) unless written notice containing a description of the specific nature of such breach will have been given by Purchaser to Seller on or before September 29, 2006 and an action will have been commenced by Purchaser against Seller on or before October 29, 2006. Purchaser agrees to first seek recovery under any insurance policies, service contracts and Leases prior to seeking recovery from Seller, and Seller will not be liable to Purchaser if Purchaser’s claim is satisfied from such insurance policies, service contracts or Leases. As used herein, the term “Liability Cap” will mean the total aggregate amount of Two Million Dollars ($2,000,000). In no event will Seller’s aggregate liability to Purchaser for breach of any representation or warranty of Seller in this Agreement exceed the amount of the Liability Cap.
ARTICLE 6
Purchaser’s warranties and representations
     6.1 Intentionally Omitted.
     6.2 Purchaser’s Authority, Etc. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations

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hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so and may bind the Purchaser without the joinder or cosignature of any other person.
     6.3 No Litigation. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate interfere with the consummation of the transaction contemplated by this Agreement.
     6.4 Sophisticated Investor. Purchaser is a Delaware limited partnership that specializes in the investment in and ownership and operation of income producing commercial real estate in geographically diverse markets. As such, it is a sophisticated real estate owner, investor and manager with particular experience in the acquisition, ownership and operations of properties similar to the Property. Purchaser further warrants and represents that it has the ability through its own employees, or through agents, independent contractors, consultants or other experts with whom it has a relationship, to evaluate fully the investment characteristics of the Property and to assess fully all issues pertaining to title to the Property, the assumption by Purchaser of the Leases, Service Contracts and Construction Contracts, the value of the Property, the ability of Purchaser to obtain financing, the physical and environmental condition of the Property, and the compliance of the Property and the operation thereof with all applicable laws, rules, and regulations of any and all governmental agencies having jurisdiction with respect thereto, and the past and future economic performance of the Property. Accordingly, Purchaser warrants and represents that except for the express warranties and representations made by Seller in Article 5 hereof and as contained in the documents and instruments executed and delivered by Seller at Closing, Purchaser has not relied and will not rely upon any warranty, representation, statement of fact, or other information made by or furnished on behalf of Seller or any of its employees, affiliates, agents, Manager, investment advisor, consultants, contractors, or others, but is relying solely upon its own investigations, assessments, evaluations, and those of its own employees, agents, independent contractors, consultants, investment advisors and other experts with whom it is dealing in connection with the transactions contemplated by this Agreement.
6.5	OFAC Regulations.

(a)	Neither Purchaser nor the owner of any controlling interest in Purchaser:
(1)	is listed on the Specially Designated Nationals and Blocked Persons List maintained by the office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to the Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to the Order and any other applicable rules, regulations, legislation or orders (such lists are collectively referred to as the “Lists”);

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(2)	will transfer or permit the transfer of any controlling interest in Purchaser to any person or entity who is, or any of whose beneficial owners are, listed on the Lists.
     (b) Purchaser hereby covenants and agrees that if Purchaser obtains knowledge that Purchaser or any owner of any controlling interest in Purchaser becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser will immediately notify Seller in writing, and in such event, Seller will have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Purchaser, in which event the Earnest Money will promptly be returned to Purchaser and neither party will have any further rights or obligations under this Agreement, except for such as specifically survive termination.
     6.6 Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement will survive Closing and will be a continuing representation and warranty without limitation.
ARTICLE 7
Covenants and Executory Agreements Pending Closing
     7.1 Purchaser’s Due Diligence. Purchaser hereby covenants and agrees with Seller that Purchaser will diligently discharge its obligations set forth in Article 4 with respect to its inspection and evaluation of all aspects of the Property and it will keep Seller informed with respect to the progress of such inspection and evaluation and, if requested by Seller, will furnish Seller promptly with any and all studies, reports and other information obtained from Third-Party Consultants with respect to the physical and environmental condition of the Property.
     7.2 Operations Pending Closing. From and after the Effective Date and continuing through Closing, (a) Seller will use commercially reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the Effective Date and (b) Seller shall not intentionally execute and record any documents in the real property records which result in any liens or other encumbrances on the Property which are not released on or prior to Closing.
     7.3 New Leases. Seller will deliver to Purchaser any new Leases or any renewals, expansions, or modifications of existing Leases that Seller wishes to execute between the Effective Date and Closing (a “Proposed Lease Transaction”). Seller’s notice of a Proposed Lease Transaction will include a description of all payments, costs and expenses required to be paid by the landlord pursuant to the Proposed Lease Transaction, including, without limitation, tenant improvement costs, lease buyout costs, reimbursement of tenant’s moving expenses and other out of pocket costs, design, refurbishment and club allowances, and the economic burden of any free or reduced rent (the “Tenant Inducement Costs”) and the form of the proposed Lease. Purchaser agrees that it will promptly review such Proposed Lease Transaction within five (5) days after receipt of notice of the Proposed Lease Transaction from Seller. A failure to provide notice of disapproval within such five (5)-day period will be deemed to constitute approval by Purchaser for all purposes, including, without limitation, approval of the Tenant Inducement Costs. At Closing, Tenant Inducement Costs with respect to approved or deemed approved

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Proposed Lease Transactions will be assumed by Purchaser, and to the extent previously paid by Seller, they will be credited to the account of and paid to Seller at Closing. In the event Purchaser disapproves of any Proposed Lease Transaction, prior to the expiration of the Inspection Period and Seller, upon notice to Purchaser before the end of the Inspection Period,elects otherwise to proceed with the Proposed Lease Transaction, then Purchaser may at its option elect either: (a) to accept the Proposed Lease Transaction and proceed with the transaction described in this Agreement, or (b) to terminate this Agreement before the end of the Inspection Period, in which case the Earnest Money will be refunded in full to Purchaser and thereupon this Agreement will be null and void and of no further force and effect whatsoever, except for the terms of this Agreement which expressly survive termination by Purchaser; provided, however, Seller may condition the refund of the Earnest Money upon the execution and delivery by Purchaser to Seller of an instrument in recordable form that disclaims any and all continuing right, title and interest in and to the Property, and if requested by Seller upon the delivery to Seller of the reports and studies referred to in Section 4.4 and any survey obtained by Purchaser. Notwithstanding the foregoing, all Proposed Lease Transactions that are proposed after the expiration of the Inspection Period require the approval of Purchaser, which approval shall not be unreasonably withheld.
     7.4 Withholding. Prior to Closing, Seller intends to file a Form 8288-B, FIRPTA Withholding Certificate (the “FIRPTA Certificate”) in the form required by the Internal Revenue Service, a copy of which shall be provided to Purchaser. The FIRPTA Certificate will indicate the taxable gain, if any, that Seller will recognize upon the sale of the Property to Purchaser and the tax liability amount required to be paid to the Internal Revenue Service in connection therewith (the “Certificate Tax Amount”). Pursuant to Section 4.01 of Revenue Procedure 2000-35, 2000-2 CB 211 (August 9, 2000) and the filing of such FIRPTA Certificate with the Internal Revenue Service prior to the date of sale, Purchaser is required to withhold from the sales proceeds ten percent (10%) of the gross sales proceeds derived from the sale of the Property, but is not required to pay such withheld amounts to the Internal Revenue Service pending approval of said FIRPTA Certificates by the Internal Revenue Service. Accordingly, Seller and Purchaser agree that Purchaser shall withhold ten percent (10%) of the gross sales proceeds (the “Escrowed Funds”), from the Purchase Price and pay the Escrowed Funds to, at Seller’s election, either King & Spalding LLP or the Title Company, acting as withholding escrow agent (“Withholding Escrow Agent”) to hold pending approval of the FIRPTA Certificate by the Internal Revenue Service. Upon such approval of the FIRPTA Certificate by the Internal Revenue Service, Seller and Purchaser shall direct Withholding Escrow Agent to apply the Escrowed Funds to pay such approved tax liability (the “Final Tax Liability”) within twenty (20) days after such approval. If the Final Tax Liability is greater than the Escrowed Funds, then Seller shall promptly pay such deficiency to the Withholding Escrow Agent for payment to the Internal Revenue Service. If the Final Tax Liability is less than the Escrowed Funds, then the Withholding Agent shall promptly pay the excess to Seller, together with the interest or income earned on the Escrowed Funds. It is anticipated that the Final Tax Liability will equal the Certificate Tax Amount. Seller shall file or cause to be filed any and all tax returns, information returns or any other required filings in connection with the transfer on or before the due date of such returns with the Internal Revenue Service and timely pay any and all tax liabilities associated therewith. Seller hereby agrees to hold Purchaser harmless from and against any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys’ fees, interest and penalties) incurred or realized by Purchaser and relating to the payment to the Internal Revenue Service of any such withholding

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tax due upon the sale of the Property by Seller to Purchaser, which obligation shall not be limited by time or amount pursuant to Section 14.18 hereof. Each of Seller and Purchaser agrees to execute and deliver at the Closing an escrow agreement with Withholding Escrow Agent that reflects the provisions of this Section 7.4 in the form attached hereto as Exhibit M (the “Withholding Escrow Agreement”). Such escrow agreement shall provide for the investment of the Escrowed Funds in designated investments or accounts available to the Withholding Escrow Agent and approved by Seller, and all interest or other income earned thereon shall be added to and deemed a part of the Escrowed Funds. Seller will pay all costs and expenses relating to the escrow account established pursuant to this Section 7.4. In the event that a FIRPTA Certificate is not filed in accordance with this Section 7.4 prior to Closing, Purchaser shall withhold ten percent (10%) of the gross sales proceeds from the Purchase Price and remit such amount to the Internal Revenue Service in accordance with its obligations set forth in Section 1445 of the Internal Revenue Code. In addition, if at any time Purchaser believes that it is required by applicable law to deliver the Escrowed Funds to the Internal Revenue Service, Purchaser shall have the authority to instruct the Withholding Escrow Agent to pay the Escrowed Funds to the Internal Revenue Service; provided, however, prior to giving any such instruction to the Withholding Escrow Agent, Purchaser shall give not less than five (5) days prior notice to Seller of its intent to so instruct the Withholding Escrow Agent and shall discuss in good faith with Seller its position prior to giving such instruction.
ARTICLE 8
Conditions to Closing
     8.1 Conditions to Purchaser’s Obligations. Purchaser’s obligation to close the purchase and sale of the Property is conditioned upon each and every one of the following conditions precedent, and in the event any of the conditions set forth below has not been fully satisfied on or before the Closing, then Purchaser shall have the right, in its discretion, to terminate this Agreement by notice to Seller, whereupon this Agreement shall terminate, the Earnest Money shall be returned to Purchaser, and Seller and Purchaser shall have no further obligations hereunder except for any obligations which expressly survive the termination of this Agreement:
     (a) Seller has performed and observed in all material respects all covenants and agreements to be performed by Seller under this Agreement;
     (b) all of the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of Closing; and
     (c) issuance of the owner’s policy of title insurance in the form shown by the Title Commitment, but including extended coverage (the “Owner’s Policy”), and including the pro forma endorsements attached thereto in the full amount of the Purchase Price.

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     8.2 Conditions to Seller’s Obligations. Seller’s obligation to close the purchase and sale of the Property is conditioned upon each and every one of the following conditions precedent:
     (a) Purchaser has performed and observed in all material respects all covenants and agreements to be performed by Purchaser under this Agreement; and
     (b) all of the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the date of Closing.
     8.3 Tenant Estoppel Certificates. Seller and Purchaser acknowledge that, prior to the Effective Date hereof, Seller has provided to Purchaser, and Purchaser has reviewed and approved, the forms of the tenant estoppels (the “Tenant Estoppel Certificates”), which are in substantially the same form received by Seller at the time it purchased the Property, certified to Purchaser and its lender. After the Effective Date, Seller shall promptly deliver the Tenant Estoppel Certificates to all of the tenants at the Property. Purchaser’s obligations under this Agreement are conditioned upon Purchaser receiving Conforming Tenant Estoppel Certificates (as defined below) dated no more than thirty (30) days prior to Closing from tenants Skadden Arps, Nuveen and Barack Ferrazzano (the “Major Tenants”), plus such other tenants that, taken together with the Major Tenants, occupy seventy-five percent (75%) of the leased space at the Property (collectively, the “Minimum Required Estoppels”). In addition, Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser a Conforming Tenant Estoppel Certificate from each tenant at the Property, provided that delivery of a Conforming Tenant Estoppel Certificate from tenants in excess of the Minimum Required Estoppels shall not be a condition to Closing. As used in this Agreement, the term “Conforming Tenant Estoppel Certificate” means any Tenant Estoppel Certificate that is delivered to Purchaser in the form approved by Purchaser pursuant to this Section 8.3 (or (a) if a tenant’s Lease specifies another form of tenant estoppel certificate, then such other specified form, or (b) if a tenant’s Lease requires less information than that contained the approved form, then a Tenant Estoppel Certificate containing only the information required in such tenant’s Lease), which does not contain any modification or addition that is materially adverse to Purchaser and which does not reveal any default under the affected lease, any condition which with notice and the passage of time would constitute a default under the affected lease, or a material adverse discrepancy between the information set forth in this Agreement or the Information Documents, including the Leases. Any Tenant Estoppel Certificate which is not a Conforming Tenant Estoppel Certificate, but which is not expressly disapproved by Purchaser in writing within five (5) business days of receipt thereof by Purchaser, will also constitute a Conforming Tenant Estoppel Certificate. In the event that Seller is unable to deliver the Minimum Required Estoppels, Seller may, at its option, deliver a seller estoppel in substantially the form attached hereto as Exhibit R (each, a “Seller Estoppel”) for any one or more tenants of Seller’s choosing in order to achieve the required threshold; provided, however, Seller shall not be permitted to deliver a Seller Estoppel for any of the Major Tenants. In the event that Seller provides one or more Seller Estoppels, each such estoppel will become null and void and of no further force and effect if, at any time after the delivery of such Seller Estoppel, Seller receives and delivers to Purchaser either (y) a Conforming Tenant Estoppel Certificate for said tenant or (z) Conforming Tenant Estoppel Certificates for any other tenants which result in Seller meeting its seventy-five percent (75%) Minimum Required Estoppels threshold. In the event that Seller fails to deliver on or before

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Closing (i) the Minimum Required Estoppels and (ii) substitute Seller Estoppels for one or more tenants (other than Major Tenants) in order to achieve such required threshold, then Purchaser’s sole and exclusive remedy with respect to such failure will be to terminate this Agreement, in which case the Earnest Money will be refunded in full to Purchaser and thereupon this Agreement will be null and void and of no further force and effect whatsoever, except for the terms of this Agreement which expressly survive termination of this Agreement by Purchaser; provided, however, Seller may condition the refund of the Earnest Money upon the execution and delivery by Purchaser to Seller of an instrument in recordable form that disclaims any and all continuing right, title and interest in and to the Property, and upon the delivery to Seller of the reports and studies referred to in Section 4.4 and any survey obtained by Purchaser.
ARTICLE 9
Closing
     9.1 Time and Place. The consummation of the transaction contemplated hereby (“Closing”) will be held at the offices of King & Spalding LLP at 1180 Peachtree Street, Atlanta, Georgia 30309 at 12:00 noon, Eastern time on April 3, 2006; provided, however, that Seller shall have the right, in Seller’s sole discretion, to extend the Closing for a period of up to ten (10) business days in order to satisfy conditions of this Agreement or to cure a default under this Agreement, upon written notice to Purchaser of such election at least one (1) day prior to the Closing Date. At Closing, Seller and Purchaser must perform their respective obligations set forth in this Article 9 and elsewhere in this Agreement (to the extent not previously performed), and the performance by each of them will be a concurrent condition of the performance of the obligations of the other.
     9.2 Seller’s Obligations at Closing. At Closing, Seller will:
     (a) execute and deliver to Purchaser, in recordable form, a Special Warranty Deed in the form of Exhibit G (the “Deed”), conveying the Land and Improvements, subject only to the Permitted Exceptions;
     (b) execute and deliver to Purchaser the Bill of Sale in the form of Exhibit H (the “Bill of Sale”), conveying the Personal Property without warranty of title or use and without warranty, expressed or implied, as to merchantability and fitness for any purpose;
     (c) execute and deliver to Purchaser the Assignment and Assumption of Leases in the form attached hereto as Exhibit I, pursuant to which Seller will transfer and assign its interest in the Leases to Purchaser and Purchaser will assume all obligations of Seller with respect thereto arising after the Closing;
     (d) execute and deliver the Assignment and Assumption of Contracts in the form attached hereto as Exhibit J pursuant to which Seller will assign (to the extent its interests are assignable) its interest in the Service Contracts and Construction Contracts to Purchaser, and Purchaser will assume all Seller’s obligations with respect thereto arising after the Closing;

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     (e) execute and deliver the General Assignment of Intangibles in the form attached hereto as Exhibit K pursuant to which Seller will assign its interest in the Intangibles to Purchaser;
     (f) deliver to Purchaser any Conforming Tenant Estoppels in the possession of Seller;
     (g) join with Purchaser in the execution of a Tenant Notice in the form of Exhibit L which Purchaser covenants and agrees to send to each tenant at the Property (collectively, the “Tenants”) listed on the Lease Schedule attached as Exhibit B, informing such Tenant of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease will be paid as set forth in the notice;
     (h) deliver to the Title Insurer such evidence as the Title Insurer may reasonably require as to Seller’s authority to sell the Property and the authority of the person or persons executing documents on behalf of Seller;
     (i) execute and deliver, in recordable form, such instruments as may be required to release of record the “Declaration” between Seller and M.M. Warburg & CO KGaA with respect to the Property and comply with the Declaration, including any provisions thereof requiring consent;
     (j) cause the delivery, at the Property, of the Leases, Service Contracts, Construction Contracts and licenses and permits, if any, in the possession of Seller or Seller’s agents, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property;
     (k) deliver to Purchaser possession and occupancy of the Property, subject to the Permitted Exceptions;
     (l) execute and deliver a closing statement (the “Closing Statement”) for the purchase and sale of the Property, in form and substance reasonably acceptable to Purchaser and Seller; provided, however, Seller will use its good faith efforts to deliver to Purchaser the estimated prorations to be set forth in the Closing Statement at least five (5) days prior to the Closing;
     (m) deliver to the Title Insurer any customary documents of assurance required by the Title Insurer to issue, and cause the Title Insurer to issue to the Purchaser the Owner’s Policy;
     (n) deliver to Purchaser transfer tax declarations executed by Seller;
     (o) deliver to Purchaser the FIRPTA Certificate, duly executed by Seller, together with the Withholding Escrow Agreement, duly executed by Seller, all as more particularly described in Section 7.4 hereof;
     (p) deliver to Purchaser such documentation as is necessary to effect the post-Closing transfer of any tenant security deposit letters of credit to Purchaser;

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     (q) deliver to Purchaser evidence of the termination of any existing management or leasing agreements in effect with respect to the Property;
     (r) deliver to Purchaser a certificate of Seller, dated as of the Closing, certifying that the representations and warranties of Seller contained in Article 5 are true, complete and correct in all material respects as of the Closing (with appropriate modifications of those representations and warranties made in Article 5 hereof to reflect any changes therein including without limitation any changes resulting from actions under Article 7 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 8.1(b); if, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;
     (s) deliver either (i) certificates from each of the Illinois Department of Revenue and the City of Chicago Department of Revenue stating that no assessed but unpaid tax, penalties or interest are due under the requirements of the Illinois Income Tax Act, 35 ILCS 5/902(d) and the Retailers’ Occupation Tax Act, 35 ILCS 120/5j or under the provisions of Section 3-4-140 of the Uniform Revenue Procedures Ordinance of the Municipal Code of Chicago, or (ii) in the absence of either or both such letters, an indemnity in form and substance reasonably acceptable to Purchaser from Seller indemnifying Purchaser against any amounts due under either such Act or Ordinance;
     (t) deliver to Purchaser evidence reasonably acceptable to Purchaser as to the amounts remaining to be paid under the Construction Contracts as of the Closing Date, which Seller shall use reasonable best efforts to deliver in the form attached hereto as Exhibit Q; and
     (u) deliver such additional documents as are reasonably required to consummate the transaction contemplated by this Agreement, provided such additional documents do not impose upon Seller any additional obligations or expenses not otherwise provided for hereunder.
     9.3 Purchaser’s Obligations at Closing. At Closing, Purchaser will:
     (a) pay to Seller the balance of the Purchase Price, after application of the Earnest Money and any interest earned thereon, in the manner and subject to the adjustments and credits described in Article 2 and Section 9.4;
     (b) join Seller in execution of the instruments described in subsections 9.2(c), (d), (e), (g), (l), (n) and the Withholding Escrow Agreement described in (o);
     (c) Intentionally deleted;

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     (d) deliver to Seller the Certificate of Release in the form of Exhibit E;
     (e) deliver to Seller such evidence as Seller’s counsel and/or the Title Insurer may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;
     (f) deliver to Seller a certificate of Purchaser, dated as of the Closing, certifying that the representations and warranties of Purchaser contained in Article 6 are true, complete and correct in all material respects as of the Closing; and
     (g) deliver such additional documents as are reasonably required to consummate the transaction contemplated by this Agreement, provided such additional documents do not impose upon Purchaser any additional obligations or expenses not otherwise provided for hereunder.
     9.4 Credits and Prorations.
     (a) The following will be apportioned with respect to the Property as of 12:01 a.m. (local time at the Property), on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:
          (i) rents, if any, as and when collected (the term “rents” as used in this Agreement includes all payments due and payable by Tenants under the Leases);
          (ii) taxes (including personal property taxes on the Personal Property) and assessments levied against the Property as provided in Section 9.4(b)(ii);
          (iii) amounts due under the Service Contracts;
          (iv) the cost of fuel stored on the Property, and gas, water, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the last invoices preceding closing and adjusted post-closing to true-up the proration and adjustments based on the amounts shown on the invoices subsequently received; and
          (v) any other operating expenses, pre-paid expenses, or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located.
     (b) Notwithstanding anything contained in the foregoing provisions:
          (i) At Closing, (A) Seller will, at Seller’s option, either deliver to Purchaser any security deposits actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such security deposits (to the extent such security deposits are not applied against delinquent rents or otherwise as provided in the Leases), and (B) Purchaser will credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at Seller’s option, Seller will be entitled to receive and retain such refundable cash and deposits;

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          (ii) Notwithstanding anything to the contrary herein, Purchaser acknowledges that only real estate taxes and assessments (“Illinois Real Estate Taxes”) for calendar year 2005, which are payable in 2006, are being prorated hereunder, and no proration is being made for 2006 Illinois Real Estate Taxes payable in 2007. Seller shall be responsible for 2005 Illinois Real Estate Taxes corresponding to the number of days between January 1, 2006 and the Closing Date. Seller has paid the first estimated installment of 2005 Illinois Real Estate Taxes due March 1, 2006, and will receive a credit therefor at Closing for the period from the Closing Date through June 30, 2006. Purchaser shall be responsible for the payment of the second installment of 2005 Illinois Real Estate Taxes payable in 2006 and the 2006 Illinois Real Estate Taxes payable in 2007. If the final tax bill for the 2005 Illinois Real Estate Taxes payable in 2006 has not been issued as of Closing, the proration of Illinois Real Estate Taxes hereunder shall be reasonably estimated based on the 2004 Illinois Real Estate Taxes paid in 2005. To the extent that the actual 2005 Illinois Real Estate Taxes differ from the 2004 amount on which the proration was based, Seller and Purchaser agree to reprorate such 2005 Illinois Real Estate Taxes within thirty (30) days of receipt of the actual tax bill applicable to such period. Any additional taxes (i.e., other than general real estate taxes) relating to the year of Closing or prior years arising out of a change in the use of the Land or the Improvements by Purchaser or a change in ownership will be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser will indemnify, defend, and hold Seller harmless for, from, and against any and all such taxes, which indemnification obligation will survive the Closing, provided that the foregoing shall have no effect on the proration of Illinois Real Estate Taxes as described above. When the amount of such taxes is finally ascertained, any further adjustment will be promptly made between the parties in cash. Notwithstanding the foregoing, Seller will not be liable for any taxes to the extent that reimbursement of such taxes is payable by a Tenant under a Lease;
          (iii) Charges referred to in this Section 9.4 which are payable by any Tenant to a Third-Party will not be apportioned hereunder, and Purchaser will accept title subject to any of such charges unpaid and Purchaser will look solely to the Tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any Tenant, and shall not have been reimbursed therefor by the time of Closing, upon payment by such Tenant to Purchaser, Purchaser will pay to Seller an amount equal to all such charges so paid by Seller. Seller will provide a list to Purchaser of all such charges paid by Seller within ten (10) days after the Effective Date;
          (iv) Seller will receive the entire advantage of any discounts for the prepayment by it of any taxes, water rates or sewer rents;
          (v) As to gas, electricity and other utility charges referred to in Section 9.4(a)(iv) above, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item will not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case will survive the Closing, provided that Seller provides Purchaser with evidence of payment within two (2) business days after the date of such payment;

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          (vi) The Personal Property is included in this sale, without further charge; provided, however, Purchaser will be solely responsible for all sales and use taxes;
          (vii) Seller shall be responsible for the payment of only those Tenant Inducement Costs and leasing commissions that are identified on Schedule 9.4(b) attached hereto. To the extent that any such items identified on Schedule 9.4(b) remain unpaid as of Closing, Purchaser shall receive a credit against the Purchase Price for the unpaid balance of all such items, and Purchaser shall then be responsible for the payment of all such items from and after Closing. Except as otherwise listed on Schedule 9.4(b), Purchaser shall be responsible for the payment of (A) all Tenant Inducement Costs and leasing commissions which become due and payable (whether before or after Closing) (1) as a result of any renewals or expansions of existing Leases, to the extent the renewal term or term with respect to the expansion space commences after the Effective Date hereof, and (2) under any new Leases entered into by Seller and approved by Purchaser between the Effective Date and the Closing Date as provided in Section 7.3 hereof and (B) all Tenant Inducement Costs and leasing commissions which become due and payable from and after the Closing Date with respect to all existing Leases, including, without limitation, any such commissions arising out of continuing obligations under the leasing agreements (notwithstanding the termination thereof) set forth on Exhibit S. If, as of the Closing Date, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. As set forth in Schedule 9.4(b), Purchaser shall receive a fixed and agreed credit against the Purchase Price of $546,000.00 with respect to contingencies related to the renewal and expansion of the Lease with Barack Ferrazzano Kirschbaum Perlman & Nagelberg; provided, however, Seller makes no representation or warranty with respect to such renewal and expansion and said agreed and fixed credit shall apply, without adjustment, regardless of the outcome of the negotiations of such renewal and expansion (or any failure to reach an agreement) or the ultimate terms of any agreement. Except for the $12,248.88 credit against the Purchase Price for free rent under the Dillon Kane Lease as set forth in Schedule 9.4(b), Purchaser shall not be entitled to any credits against the Purchase Price in connection with, and Seller shall have no liability to Purchaser for any period of free, reduced or abated rent under any Lease from and after the Effective Date;
          (viii) Unpaid and delinquent rent collected by Seller and Purchaser after the date of Closing will be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller will, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser will, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent received by Seller or Purchaser will be applied first to rents that became due and payable after Closing, and second, to those which were due and payable prior to Closing, in reverse order of maturity. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. In the event that there shall be any rents or other charges under any Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year end common area

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expense reimbursements and the like), then any rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing will, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing and Seller’s portion thereof will be remitted promptly to Seller by Purchaser without reduction for any costs of collection or processing; and
          (ix) Purchaser shall be entitled to a $100,000.00 agreed upon and fixed credit against the Purchase Price for the repair of the steel beams as described on Schedule 9.4(b), for which no construction contract has been entered into by Seller and a contractor. From and after Closing, Purchaser shall be solely responsible for the cost of such capital projects regardless of whether the cost of such projects exceeds the amount of the credit set forth on Schedule 9.4(b).
     (c) If the annual reconciliation of Tenant pass-throughs for the 2006 calendar year results in there being amounts due and payable by the Tenants, Purchaser will collect such amounts and pay over to Seller the portion of such amounts attributable to Seller’s period of ownership of the Property in 2006 no later than April 30, 2007. If such reconciliation results in there being refunds due and payable to Tenants on account of the pass through of specifically designated expenses incurred during Seller’s period of ownership, Seller will pay to Purchaser the portion of any such documented pass-through of expenses attributable to Seller’s period of ownership of the Property in 2006 promptly upon receipt of a written request therefor from Purchaser, which request shall be delivered to Seller no later than April 30, 2007, and whereupon Purchaser will promptly disburse the appropriate refunds to the Tenants.
     (d) With respect to operating expense recoveries billed for calendar year 2005 and before, Seller and Purchaser agree that Seller shall be solely responsible for reimbursing Tenants for amounts attributable to operating expense recoveries billed for such calendar years, as may be necessary based on annual reconciliations for operating expense recoveries for such calendar years, and Seller agrees to promptly make such payments to Tenants in accordance with the Leases.
     (e) Either party shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment provided written notice thereof is given to the other party within one hundred eighty (180) days of Closing, except with respect to taxes and Tenant pass-through expenses, for which written notice must be given no later than June 30, 2007.
     (f) The provisions of this Section 9.4 will survive the Closing.
     9.5 Closing Costs. Seller will be responsible for (a) state and county transfer taxes and (b) the cost of the Owner’s Policy which Seller has expressly agreed to cause the Title Insurer to issue pursuant to Section 9.2(m). Purchaser will be responsible for the costs of (v) City of Chicago transfer taxes, (w) any upgrades to the Owner’s Policy or additional endorsements not set forth in the Title Commitment and any reinsurance or coinsurance, (x) any further update of the Existing Survey or Updated Survey, or any new survey, (y) the costs relating to any financing, including without limitation any mortgage taxes and any additional costs for a Loan Policy of Title Insurance (provided that availability of financing will not be a condition precedent to Closing), and (z) any recording costs. Seller and Purchaser will each pay the fees of their respective attorneys’ incurred in connection with this transaction.

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ARTICLE 10
Default
     10.1 Default by Purchaser. If Purchaser defaults and fails to consummate this Agreement for any reason other than Seller’s default or the permitted termination of this Agreement by either Seller or Purchaser as herein expressly provided, Seller will be entitled, as its sole and exclusive remedy, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof. Nothing contained in this Agreement, however, will limit, restrict or impair the liability of Purchaser under any indemnity provided by Purchaser under this Agreement or under any of the documents and instruments executed and delivered to Seller pursuant to the terms and conditions hereof.
     10.2 Default by Seller. In the event Seller fails to consummate this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser’s sole remedy will be either (a) to receive the return of the Earnest Money, together with its documented direct costs and expenses incurred in connection with its inspection of the Property and negotiations of the transaction contemplated by this Agreement, not to exceed $50,000, which return will operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to bring a suit for specific performance, provided that any suit for specific performance must be brought within 90 days of Seller’s default, to the extent permitted by law, Purchaser waiving the right to bring suit at any later date. Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after the proper filing of a suit for specific performance.
     10.3 Notice and Cure. Neither Seller nor Purchaser will be deemed to be in default hereunder until and unless such party has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within thirty (30) business days after receipt of such notice; provided, however, that this Section 10.3 will not be applicable to a Purchaser’s failure to deposit the Earnest Money on the date required hereunder or to a party’s failure to make any deliveries or payments required of such party on the Closing Date. The Closing Date will be automatically extended, if necessary, to provide such thirty (30)-day cure period.
ARTICLE 11
Risk of Loss
     11.1 Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement will remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. Seller agrees to maintain the insurance currently in place with respect to the Property during the term of this Agreement. In the event that Seller elects to perform repairs upon the Property, Seller will use reasonable efforts to complete such repairs promptly and the date of Closing will be extended a reasonable time (but not more than thirty (30) days) in order to allow

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for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price will be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property will pass to Purchaser.
     11.2 Major Damage. In the event of a “major” loss or damage, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the Earnest Money will be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser will be deemed to have elected to proceed with Closing, in which event Seller will, at Seller’s option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the portion of the Property in question. In the event that Seller elects to perform repairs upon the Property, Seller will use reasonable efforts to complete such repairs promptly and the date of Closing will be extended for a reasonable period of time not to exceed one hundred twenty (120) days in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price will be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property will pass to Purchaser.
     11.3 Definition of “Major” Loss or Damage. For purposes of Sections 11.1 and 11.2, “major” loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the portion of the Property in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Five Million Dollars ($5,000,000), (ii) loss or damage constituting a basis for any Major Tenant to terminate its Lease (unless such right to terminate is waived or not timely exercised) and (iii) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within ten (10) business days after receipt of notice of the proposed architect, Purchaser will be deemed to have approved the architect selected by Seller.

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ARTICLE 12
Brokerage Commissions
     Seller agrees to pay to Eastdil Secured (the “Broker”) a brokerage commission upon the Closing pursuant to a separate written agreement between Seller and Broker. Other than as stated in the first sentence of this Article 12, Purchaser and Seller represent to the other that no real estate brokers, agents or finder’s fees or commissions are due or will be due or arise in conjunction with the execution of this Agreement or consummation of this transaction by reason of the acts of such party. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will be responsible for and reimburse the other party for any and all loss, liability, cost, damage and expense in connection therewith (including reasonable attorneys’ fees). The provisions of this Article 12 will survive Closing.
ARTICLE 13
Escrow
     13.1 Escrow Agent. The Title Insurer has agreed to act as escrow agent for the convenience of the parties without fee or other charges for such services as escrow agent. The Title Insurer will not be liable: (i) to any of the parties for any act or omission to act except for its own gross negligence, bad faith or willful misconduct; (ii) for any legal effect, insufficiency, or undesirability of any instrument deposited with or delivered by the Title Insurer or exchanged by the parties hereunder, whether or not the Title Insurer prepared such instrument (except for the title commitment and title policy); (iii) for any loss or impairment of funds that have been deposited in escrow while those funds are in the course of collection, or while those funds are on deposit in a financial institution, if such loss or impairment results from the failure, insolvency or suspension of a financial institution, unless the Title Insurer fails to move such funds to another financial institution in accordance with joint written instructions from Seller and Purchaser to the Title Insurer; (iv) for the expiration of any time limit or other consequence of delay, unless a properly executed written instruction, accepted by the Title Insurer, has instructed the Title Insurer to comply with such time limit; or (v) for the default, error, action or omission of either Seller or Purchaser to the escrow. The Title Insurer will be entitled to rely, in good faith, on any document or paper received by it, believed by the Title Insurer, in good faith, to be bona fide and genuine.
     13.2 Interpleader Action. In the event of any dispute as to the disposition of the Earnest Money or any other monies held in escrow, the Title Insurer will give written notice to all parties advising same that, in the absence of written instructions signed by both Purchaser and Seller received within the next ten (10) days, the Title Insurer may interplead the Earnest Money by filing an interpleader action in the applicable court of the county in which the Property is located (to the jurisdiction of which both parties hereby consent) or may continue to hold the Earnest Money and take no action until the Title Insurer receives such joint written instructions or an order of a court as to the disposition of same. If the Title Insurer receives the aforesaid written instructions, it will continue to hold the Earnest Money pursuant to such written instructions. If the Title Insurer does not receive the aforesaid written instructions, it may pay into the registry of the court the Earnest Money and any other monies held in escrow or may

27

continue to hold the Earnest Money and take no action until the Title Insurer receives such joint written instructions or an order of a court as to the disposition of same, whereupon the Title Insurer will be relieved and released from any further liability as escrow agent hereunder. The Title Insurer will not be liable for the Title Insurer’s compliance with any legal process, subpoena, writs, orders, judgments and decree of any court, whether issued with or without jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed.
ARTICLE 14
Miscellaneous
     14.1 Confidentiality. Purchaser and its representatives will hold in strictest confidence all data and information obtained with respect to Seller, its business or the Property that is not otherwise available to the public, whether obtained before or after the execution and delivery of this Agreement, and will not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to Purchaser’s lender and to the employees, consultants, accountants, investors, partners, and attorneys of Purchaser or as required by applicable laws. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser will promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Earnest Money to Purchaser, such Earnest Money will not be returned to Purchaser unless and until Purchaser has fulfilled its obligation to return to Seller the materials described in the preceding sentence. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 14.1, Seller will be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein will be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 14.1 are subject to, and the parties will comply with, all applicable law and any order of a competent court. Notwithstanding anything to the contrary herein, Purchaser (or its affiliates or any entity advised by Purchaser’s affiliates) shall be permitted to disclose the transaction contemplated by this Agreement and/or the terms of this Agreement and any such information relating to the Property in any document as may be necessary to comply with any applicable federal or state securities laws, rules, or regulations or to comply with the requirements of the Securities and Exchange Commission, the New York Stock Exchange or any similar agency or body. In the event that any disclosure is required of Purchaser in accordance with the preceding sentence, Purchaser shall give to Seller a copy of any such filings or other disclosures to be made not less than two (2) business days prior to making the filing or other disclosure and shall permit Seller to make any similar, concurrent public disclosure as Seller deems desirable or appropriate. This Section 14.1 will survive Closing.
     14.2 Public Disclosure. From and after Closing, each of Seller and Purchaser may release to the public such information as each such party desires with respect to the sale contemplated herein or any matters set forth in this Agreement, including, without limitation, the Purchase Price.

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     14.3 Discharge of Obligations. The acceptance of the Deed by Purchaser will be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.
     14.4 Assignment. Purchaser may assign its rights under this Agreement only as set forth in Section 14.21 or upon the following conditions: (i) the assignee of Purchaser must be an affiliate of Purchaser or an entity controlling, controlled by, or under common control with Purchaser, (ii) all of the Earnest Money must have been delivered in accordance herewith, (iii) the assignee of Purchaser must assume all obligations of Purchaser hereunder, but Purchaser will remain primarily liable for the performance of Purchaser’s obligations, and (iv) a copy of the fully executed written assignment and assumption agreement will be delivered to Seller at least five (5) days prior to Closing. Except for transfers of interests in Hines-Sumisei U.S. Core Office Properties, LP, any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in any assignee of Purchaser to any person or entity that would not be qualified to be a permitted assignee of Purchaser’s interest hereunder requires Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion. Any assignment must be made on the form attached as Exhibit O. Any assignment or attempted assignment by Purchaser of this Agreement or any rights hereunder which does not satisfy the conditions of the first sentence of this Section 14.4 will be void ab initio, of no force or effect and Purchaser will remain fully liable for the performance of its obligations under this Agreement.
     14.5 Notices. Any notice pursuant to this Agreement must be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith, and will be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission (or next business day if transmitted on a day other than a business day) provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

If to Seller:	c/o WestWind Capital Partners, LP
3290 Northside Parkway, Suite 675
Atlanta, Georgia 30327
Attn: Stephen D. McCarthy
L. Clay Adams
Jennifer S. Ross
Fax: (678) 538-9959

And to:	Olivier Catusse
Director

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KanAm Grund Kapitalanlagegesellschaft mbH
MesseTurm
60308 Frankfurt Am Main
Fax: 011 49 69 7104 11 600

with a copy to:	King & Spalding, LLP
1180 Peachtree Street
Atlanta, Georgia 30309
Attn: W. Clay Gibson
Fax: (404) 572-5131

If to Purchaser:	Hines-Sumisei U.S. Core Properties, LP
2800 Post Oak Boulevard, Suite 4800
Houston, Texas 77056
Attn: Edmund A. Donaldson
Fax: (713) 966-2075

with a copy to:	Hines Interests Limited Partnership
Midwest Regional Office
One South Dearborn, Suite 2000
1 South Dearborn Street
Chicago, Illinois 60603
Attn: Thomas Danilek
Fax: (312) 419-1932

And to:	Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
Attn: Jonathan W. Dunlay
Fax: (214) 661-4711
     14.6 Modifications. This Agreement cannot be changed orally, and no executory agreement will be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.
     14.7 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period will run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period will be deemed to end at 5 p.m., Eastern time.

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     14.8 Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.
     14.9 Entire Agreement. This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.
     14.10 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser will, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 14.10 will survive Closing.
     14.11 Counterparts; Facsimile Signatures. This Agreement may be executed in identical counterparts, and all such executed counterparts will constitute the same agreement. It will be necessary to account for only one such counterpart in proving this Agreement. Signatures to this Agreement transmitted by telecopy, facsimile or electronic mail will be valid and effective to bind the party so signing. Each party agrees to promptly deliver any execution original to this Agreement with its actual signature to the other party, but a failure to do so will not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement will be bound by its own signature sent by telecopy, facsimile or electronic mail and will accept the signature of the other party so transmitted.
     14.12 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will nonetheless remain in full force and effect.
     14.13 Applicable Law; Jurisdiction. Seller and Purchaser hereby irrevocably (i) agree that this Agreement will in all respects be governed by and construed in accordance with the laws of the State of Illinois and (ii) submit to the jurisdiction of any state or federal court sitting in Cook County, Illinois, in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding will be heard and determined in a state or federal court sitting in Cook County. Purchaser and Seller agree that the provisions of this Section 14.13 will survive the Closing.
     14.14 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any Third-Party, and accordingly, no Third-Party will have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
     14.15 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

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     14.16 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
     14.17 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination will operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.
     14.18 Exculpation of Seller and Related Parties. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed in connection herewith, it is expressly understood and agreed by and between the parties hereto that: (a) the recourse of Purchaser or its successors or assigns against Seller in connection with this Agreement, including, without limitation, with respect to any alleged act or omission of Seller or any representative of Seller, any misrepresentation (whether allegedly intentional or unintentional) by or on behalf of Seller, or any breach by or on the part of Seller of any representation, warranty, covenant, undertaking, indemnity or agreement contained in this Agreement or in any of the Seller’s Closing Documents, and any attorneys’ fees provided for under Section 14.20 (collectively, “Seller’s Undertakings”) will not exceed the lesser of (i) the Liability Cap or (ii) the value of Seller’s interest in the Property as of the Closing Date, and in any event will not survive Closing beyond September 29, 2006 unless written notice containing a description of the specific nature of such breach will have been given by Purchaser to Seller on or before September 29, 2006 and an action will have been commenced by Purchaser against Seller for said breach on or before October 29, 2006, and (b) no personal liability or personal responsibility of any sort with respect to any of Seller’s Undertakings or any alleged breach thereof is assumed by, or will at any time be asserted or enforceable against, Seller or its affiliates, or against any of the respective shareholders, directors, officers, employees, agents, advisors, constituent partners, members, beneficiaries, trustees or representatives of Seller or its affiliates. Notwithstanding anything to the contrary herein, (I) the provisions of Section 9.4 that expressly survive for a period beyond September 29, 2006 shall survive until the date specified, (II) the obligations and indemnities set forth in Section 7.4, the Withholding Escrow Agreement and Section 9.2(s) shall not be subject to the survival limitation or Liability Cap set forth in this Section 14.18 and (III) any Seller Estoppel given shall not be subject to the Liability Cap and shall survive for a period of one (1) year, as more particularly set forth in the form attached hereto as Exhibit R.
     14.19 Time of the Essence. Time is of the essence in this Agreement.
     14.20 Attorneys’ Fees. In the event either party files a lawsuit in connection with this Agreement or any provisions contained herein, then the party that prevails in such action shall be entitled to recover from the non-prevailing party, in addition to all other remedies or damages, as limited herein, reasonable attorneys’ fees and costs of court incurred in such lawsuit. This covenant shall survive the Closing or termination of this Agreement.

32

     14.21 Like-Kind Exchange. Notwithstanding Section 14.4, Purchaser may consummate the purchase of the Property as part of a like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and, in connection therewith and for that sole purpose, may assign its rights under this Agreement, but not its obligations, to a third party (the “Agent”) that will act as qualified intermediary pursuant to an assignment that satisfies the requirements of Treasury Regulations Section 1.1031(k) - 1(g)(4)(v). Seller will reasonably cooperate with Purchaser in that regard, provided that Purchaser will pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had Purchaser not consummated its purchase through the Exchange, and in no event will the Closing or any other requirement under this Agreement be delayed or otherwise affected by the Exchange. Specifically, but without limiting the generality of the foregoing, the Exchange will not be a condition precedent to Purchaser’s obligation to perform under this Agreement. In connection with the Exchange, Seller will not (a) have its rights under this Agreement affected or diminished in any manner, (b) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with Section 1031 of the Code, (c) appear in the chain of title of any other property, or (d) incur any additional costs or liabilities other than as expressly set forth in this Agreement. Purchaser will indemnify and hold Seller harmless from and against any and all costs, liabilities or obligations (including attorney’s fees) arising from the Exchange, which indemnification agreement will survive the Closing.
     14.22 Cooperation with Purchaser’s Auditors and SEC Filing Requirements. Seller shall provide to Purchaser, or shall cause its property manager to provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, such factual information relating to the period of Seller’s ownership as may be reasonably requested by Purchaser and in the possession or control of Seller, its property manager or accountants, to enable Purchaser’s auditor (Deloitte & Touche LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the year to date of the year in which the Closing occurs plus up to the three prior calendar years, excluding any confidential information described in Section 4.10 hereof; provided, however, Seller shall not be required to provide any such documentation for any period prior to the date that Seller acquired the Property. Purchaser shall be responsible for all out-of-pocket costs associated with this audit. Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide, or to cause its property manager to provide, to Purchaser’s auditor a letter of representation in the form attached hereto as Exhibit T (the “Representation Letter”), and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, but only to the extent prepared by or for Seller for the years in which it has owned the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its designated independent or other auditor may audit Seller’s operating statements of the Property for the period of Seller’s ownership of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall furnish to Purchaser such financial and other information relating to the period of Seller’s ownership of the Property as may be reasonably required by Purchaser or any Affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as relates to the period of Seller’s ownership of the Property and as may be in the possession of, or reasonably obtainable by, Seller, its property manager or

33

accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information. Nothing contained in this Section 14.22 shall expand any representations or warranties of Seller set forth in this Agreement, and Sell does not make, and expressly disclaims, any representations and warranties to Purchaser with respect to the information to be provided to the auditor as described in this Section 14.22, and no such information shall be relied upon by Purchaser. The terms and conditions upon which the auditor may rely on such information are set forth in the Representation Letter, and Purchaser shall not be a party to or addressee of the Representation Letter or have any third party or other rights thereunder.
[SIGNATURE PAGES FOLLOW]

34

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

SELLER:

KAN AM GRUND
KAPITALANLAGEGESELLSCHAFT MBH,
a German limited liability company, for the benefit of Kan Am US grundinvest Fonds, a German open-end real estate fund sponsored by Kan Am Grund Kapitalanlagegesellschaft mbH

By:

Name:

Title:

By:

Name:

Title:

[signatures continued on following page]

PURCHASER:

HINES-SUMISEI U.S. CORE OFFICE
PROPERTIES, LP, a Delaware limited partnership

By:	Hines-Sumisei U.S. Core Office Trust, a Maryland real estate investment trust, its general partner

By:

Name:

Title:

SIGNATURE PAGE — 333 W. WACKER PURCHASE AND SALE AGREEMENT

Title Insurer Joinder
By its execution below, Title Insurer acknowledges its receipt of a copy of this Agreement and of the First Deposit in the amount of $16,000,000, and agrees to hold and disburse the Earnest Money in accordance with the terms and conditions of this Agreement.

CHICAGO TITLE INSURANCE COMPANY

By:

Name:

Its:

SIGNATURE PAGE — 333 W. WACKER PURCHASE AND SALE AGREEMENT

SCHEDULE OF SCHEDULES AND EXHIBITS:

SCHEDULE 5.3(b)	MATERIAL DEFAULTS UNDER LEASES
SCHEDULE 5.3(c)	CURRENTLY OUTSTANDING LEASING COMMISSIONS
SCHEDULE 5.3(d)	CURRENTLY OUTSTANDING TENANT IMPROVEMENT ALLOWANCES AND LEASING COSTS
SCHEDULE 9.4(b)	PURCHASE PRICE CREDITS
EXHIBIT A	LEGAL DESCRIPTION OF THE LAND
EXHIBIT B-1	LEASE SCHEDULE
EXHIBIT B-2	SECURITY DEPOSIT SCHEDULE
EXHIBIT C	CONTRACTS SCHEDULE
EXHIBIT D	SCHEDULE OF INSURANCE COVERAGE REQUIREMENTS
EXHIBIT E	CERTIFICATE OF RELEASE
EXHIBIT F	[OMITTED]
EXHIBIT G	FORM OF DEED
EXHIBIT H	FORM OF BILL OF SALE
EXHIBIT I	FORM OF ASSIGNMENT AD ASSUMPTION OF LEASES
EXHIBIT J	FORM OF ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS
EXHIBIT K	GENERAL ASSIGNMENT OF INTANGIBLES
EXHIBIT L	FORM OF TENANT NOTICE
EXHIBIT M	FORM OF WITHHOLDING ESCROW AGREEMENT
EXHIBIT N	INFORMATION DOCUMENTS
EXHIBIT O	FORM OF ASSIGNMENT
EXHIBIT P	ENVIRONMENTAL REPORTS
EXHIBIT Q	FORM OF CONTRACTOR ACKNOWLEDGEMENT
EXHIBIT R	FORM OF SELLER ESTOPPEL
EXHIBIT S	COMMISSION AGREEMENT SCHEDULE
EXHIBIT T	FORM OF REPRESENTATION LETTER

SCHEDULE 5.3(b)
MATERIAL DEFAULTS UNDER LEASES
MacKelvie and Associates, P.C. (Suite 1050) has vacated its space and is no longer paying rent. Manager has submitted a lease termination letter.
Sch. 5.3

SCHEDULE 5.3(c)
CURRENTLY OUTSTANDING LEASING COMMISSIONS

			Remaining
	Total		Commissions
Tenant	Commissions	Paid to Date	Outstanding
Sanchez & Daniels	182,218.25	—	182,218.25
Gresham Partners	79,823.14	39,911.57	39,911.57

TOTAL	262,041.39	39,911.57	222,129.82

Sch. 5.3

SCHEDULE 5.3(d)
CURRENTLY OUTSTANDING TENANT IMPROVEMENT ALLOWANCES
AND LEASING COSTS
LIST OF TENANT INDUCEMENT COSTS

	Lease		Remaining
	Required		Inducement
Tenant	Inducement	Paid to Date	Outstanding
Chico & Nunes (1-1-06)	94,800.00	84,574.89	10,225.11
Dillon Kane	71,122.50	—	71,122.50
Freddie Mac	1,203,120.00	480,036.00	723,084.00
FTI Consulting	400,480.00	—	400,480.00
Mandell Menkes (8/1/05)	142,470.00	20,152.00	122,318.00
Nuveen Expansion	891,000.00	—	891,000.00
PMA Consulting	82,380.00	82,162.00	218.00
Prarie Realty	79,000.00	56,500.00	22,500.00
Sanchez & Daniels	242,030.00	119,393.00	122,637.00
Sanchez & Daniels (2006)	92,839.60	—	92,839.60
Skadden (Suite 1400)	276,970.72	—	276,970.72
Skadden (Suite 2080)	492,748.80	446,088.80	46,660.00
Water Street Capital	361,305.00	347,321.13	13,983.87
Wextrust	498,100.00	335,940.76	162,159.24
Terry Robbins	42,260.00	—	42,260.00

TOTAL	4,970,626.62	1,972,168.58	2,998,458.04

Sch. 5.3

SCHEDULE 9.4(b)
PURCHASE PRICE CREDITS
Purchaser shall receive a credit at Closing for the items listed below, unless Seller has previously paid any such amounts.
LIST OF GENERAL BUILDING CAPITAL IMPROVEMENTS

	Contract			Remaining Costs
	Amount			Outstanding (Credit
Project Description	Awarded		Paid to Date	to Purchaser)
* Exterior Renovation	1,660,350.00	*	618,000.00	1,042.350.00
7th Floor Corridor Construction	138,979.00		—	138,979.00
Elevator Scaffolding	87,303.00		—	87,303.00

TOTAL	1,886,632.00		618,000.00	1,268,632.00

*	The Contract Amount Awarded above for the Exterior Renovation ($1,660,350) includes the following: (i) an original contract sum with the contractor of $1,478,598 (which Seller believes includes a contingency for change orders of $130,000); (ii) approved change orders resulting in a net increase in the contract sum of $42,883 ($172,883 total change orders less the $130,000 credit included in the original contract price); plus (iii) $138,869 for architectural fees, project management, plumbing and other identified soft costs set forth in the budget. Seller shall provide Purchaser a written statement from the contractor or other evidencing reasonably acceptable to Purchaser establishing that said $130,000 contingency credit for change orders was included in the original contract sum of $1,478,598; provided, however, if Seller is wrong and said $130,000 contingency credit was not included in the original contract sum of $1,478,598, then the Contract Amount Awarded above shall be increased from $1,660,350 to $1,790,350. At the Closing, as provided in Section 9.4(b)(vii), Purchaser shall receive a credit against the Purchase Price for the unpaid balance as of Closing of said amounts due with respect to the Exterior Renovation project.
[Exhibit continued on following page]
Sch. 9.4(b)

LIST OF TENANT INDUCEMENT COSTS

			Remaining Inducement
	Lease Required		Outstanding (Credits to
Tenant	Inducement	Paid to Date	Purchaser)
Chico & Nunes (1-1-06)	94,800.00	84,574.89	10,225.11
Dillon Kane	71,122.50	—	71,122.50
Freddie Mac	1,203,120.00	480,036.00	723,084.00
FTI Consulting	400,480.00	—	400,480.00
Mandell Menkes (8/1/05)	142,470.00	20,152.00	122,318.00
Nuveen Expansion	891,000.00	—	891,000.00
PMA Consulting	82,380.00	82,162.00	218.00
Prarie Realty	79,000.00	56,500.00	22,500.00
Sanchez & Daniels	242,030.00	119,393.00	122,637.00
Sanchez & Daniels (2006)	92,839.60	—	92,839.60
Skadden (Suite 1400)	276,970.72	—	276,970.72
Skadden (Suite 2080)	492,748.80	446,088.80	46,660.00
Terry Robbins	42,260.00	—	42,260.00
Water Street Capital	361,305.00	347,321.13	13,983.87
Wextrust	498,100.00	335,940.76	162,159.24

Total Due Under Schedule 5.3(d)	4,970,626.62	1,972,168.58	2,998,458.04

#12 Karad Drug	15,000.00	—	15,000.00
Gresham Partners	950,885.00	—	950,885.00
Mandell Menkes (8/1/06)	213,705.00	—	213,705.00
Sanchez & Daniels (8/1/06)	145,775.00	—	145,775.00
Sanchez & Daniels (8/1/10)	291,550.00	—	291,550.00

Total Future Obligations	1,616,915.00	—	1,616,915.00

TOTAL	6,587,541.62	1,972,168.58	4,615,373.04

RENT ABATEMENT

Lease Required
Tenant	Total Abatement
Dillon Kane (10/07)	12,248.88

TOTAL	12,248.88
Sch. 9.4(b)

LIST OF LEASING COMMISSIONS

			Remaining
			Commissions
	Total		Outstanding (Credit
Tenant	Commissions	Paid to Date	to Purchaser)
Sanchez & Daniels	182,218.25	—	182,218.25
Gresham Partners	79,823.14	39,911.57	39,911.57

TOTAL	262,041.39	39,911.57	222,129.82

CAPITAL PROJECTS WITHOUT CONTRACTS FOR WHICH PURCHASER SHALL BE ENTITLED TO A CREDIT

Expected
Project Description	Cost
Steel Beam Repairs	100,000

TOTAL	100,000

BARACK FERRAZZANO CONTINGENCY CREDIT	$546,000

TOTAL	$546,000
Sch. 9.4(b)

EXHIBIT A
LEGAL DESCRIPTION OF THE LAND
A-1

EXHIBIT B-1
LEASE SCHEDULE

Suite	Tenant	Lease Date	Amendment Date
Lobby	#12 Karad Drug Co., Inc.	September 1, 1994	1st Amendment dated August 31, 1995 2nd Amendment dated June 30, 2005

Lobby	Bank One, N.A.	November 7, 2001	1st Amendment to License Agreement dated May 31, 2005

2700, 2800, 2950	Barack Ferrazzano Kirschbaum Perlman & Nagelberg	December 1, 1987	Undated Certificate signed November 1987
Letter Agreement dated June 9, 1988
1st Amendment dated February 5, 1992
Certificate dated as of March 30, 1992
2nd Amendment dated July 16, 1993
Letter Agreement dated July 21, 1993
Letter dated May 19, 1994
Letter dated June 23, 1994
3rd Amendment dated November 30, 1994
Letter Agreement dated August 21, 1995
4th Amendment dated April 8, 1997
5th Amendment dated June 10, 1999
Letter dated August 15, 2000
6th Amendment dated October 6, 2001
Subordination Non-Disturbance and Attornment Agreement dated November 1, 2001
Agreement dated January 1, 2002
Letter dated August 5, 2002
Assignment and Assumption of Lease Agreement dated April 1, 2004
Letter dated July 15, 2004
Subordination Non-Disturbance and Attornment Agreement dated August 14, 2004

1200	The Burridge Group, LLC	April 10, 2000	Acknowledgement of Lease Assignment dated April 25, 2005

2080	Bulgarian American Enterprise Fund	March 31, 1992	1st Amendment dated August 22, 1995 2nd Amendment dated June 29, 2000 Sublease dated July 22, 2002 (Skadden) Consent to Sublease dated July 24, 2002

1650	Chico & Nunes P.C.	December 2, 2005	n/a

810	Clark, Inc.	May 11, 2004	n/a

1030, 1060, 1100	Diageo North America, Inc.	July 22, 1998	Subordination Non-Disturbance and Attornment
Agreement dated August 24 1998
1st Amendment dated July 31, 2001
Consent to Sublease dated February 5, 2004
2nd Amendment dated August 16, 2004
Consent to Sub-Sublease dated August 1, 2005

B-1-1

Suite	Tenant	Lease Date	Amendment Date
850	Dillon Kane Group, LLC	May 1, 2005	n/a

400, 420, 450, 460	E.Piphany, Inc.	February 8, 2001	1st Amendment dated April 11, 2001 Consent to Sublease dated April 9, 2002 Consent to Sublease dated June 20, 2002 Consent to Sublease dated July 24, 2002 Consent to Sublease dated August 23, 2004

2500	Federal Home Loan Mortgage Corporation	June 1, 1998	1st Amendment dated May 31, 2001 2nd Amendment dated July 31, 2004

600	FTI Consulting, Inc.	June 16, 1993	1st Amendment dated August 14, 1997 2nd Amendment dated September 27, 2000 3rd Amendment dated January 24, 2003 4th Amendment dated December 2, 2005

1720	Gardner Carton & Douglas LLP	November 25, 1997	1st Amendment dated January 1, 2003 2nd Amendment dated March 31, 2003 Assignment and Assumption of Lease and Consent dated May 1, 2004 Consent to Sublease dated April 25, 2005

210	Gimme Credit	November 1, 2004	n/a

1220, 1500	Globalcom Inc.	March 12, 2001	Landlords Consent dated October 31, 2004

700	Gresham Partners	September 30, 2005	Subordination Non-Disturbance Agreement dated October 19, 2005

950	Harrison & Held P.C.	September 1, 1994	1st Amendment dated August 7, 1995
2nd Amendment dated April 24, 1997
Consent to Sulease dated August 28, 2003
Assignement and Assumption of Lease and Consent dated January 29, 2004
3rd Amendment dated December 31, 2004
Commencement Letter dated February 17, 2005
4th Amendment dated January 25, 2006

1015	Jack Greenberg	January 6, 2003	1st Amendment dated April 28, 2004 Assignment and Assumption from McDonald’s dated April 30, 2005 2nd Amendment dated May 1, 2005

2600	Kelley Drye & Warren LLP	July 19, 2002	1st Amendment dated December 12, 2002 Subordination Non-Disturbance Agreement dated July 19, 2002

250	Leopardo Companies, Inc.	October 12, 1998	1st Amendment dated January 25, 2000 2nd Amendment dated April 17, 2001 3rd Amendment dated December 10, 2002 4th Amendment dated January 29, 2004

300, 370	Mandell Menkes & Surdyk LLC	May 31, 2001	1st Amendment dated May 12, 2003 2nd Amendment dated July 26, 2005

B-1-2

Suite	Tenant	Lease Date	Amendment Date
200	Marcus & Millichap Real Estate Investment Co.	February 5, 2004	Temporary Occupancy Agreement dated January 26, 2004 Commencement Letter dated May 14, 2004

900	National Indemnity Co.	January 31, 2005	Bill of sale dated January 31, 2005

2900, 3000, 3100, 3200, 3300, 3400, 3500, 3600	Nuveen Investments, Inc.	January 31, 1998	1st Amendment dated September 8, 1999 2nd Amendment dated July 31, 2004

1860	Objectwave	May 27, 1999	1st Amendment dated April 28, 2000 1st Amendment dated April 29, 2004

1010	Parson Consulting LLC	December 29, 1999	Consent to Assignment dated May 16, 2002 1st Amendment dated January 13, 2004

Lobby	Pepi Corporation	October 1, 1995	1st Amendment dated October 1, 2005

880	PMA Consultants of Illinois L.L.C.	December 22, 1999	Assignment and Assumption of Lease and Consent dated May 12, 2004 1st Amendment dated May 12, 2004 Guarantee May 12, 2004 Reaffirmation of Guarantee May 12, 2004

1020	Prairie Realty Advisors, Inc.	March 12, 2004	Possession Letter dated March 15, 2004

500	Sanchez & Daniels	December 12, 1991	1st Amendment dated October 31, 1995
2nd Amendment dated September 26, 1997
3rd Amendment dated August 25, 1999
4th Amendment dated August 18, 2003
Subordination Non-Disturbance Agreement dated August 11, 2004
5th Amendment and Assignment from Sanchez, Daniels & Hoffman LLP dated October 13, 2005

1400, 1425, 1450, 1900, 2000, 2100, 2200, 2300, 2400	Skadden Arps Slate Meagher & Flom LLP	September 8, 1998	Amendment dated September 8, 1998
1st Amendment dated December 31, 1998
2nd Amendment dated March 31, 1999
3rd Amendment dated July 21, 1999
4th Amendment dated November 30, 1999
5th Amendment dated October 23, 2000
6th Amendment dated August 12, 2002
7th Amendment dated April 12, 2003
8th Amendment dated August 28, 2003
Consent to Sublease dated March 8, 2005

830	Terry Robbins	August 17, 1999	1st Amendment dated January 25, 2002 2nd Amendment dated February 16, 2005

340	Ultimate Staffing L.P.	February 26, 1999	1st Amendment dated January 30, 2004

1620	Water Street Capital	May 1, 2005	Temporary Occupancy Agreement dated May 24, 2005

B-1-3

Suite	Tenant	Lease Date	Amendment Date
1700, 1710, 1800	Weinberg & Richmond	April 30, 1995	Agreement dated November 10, 1995 1st Amendment dated November 1998 Consent to Sublease dated May 29, 2002

1600	Wextrust Capital, LLC	March 17, 2005	n/a

1850	World Jewish Digest	November 21, 2005	Note: Temporary Occupancy Agreement

	Yipes	January 28, 2002	n/a

B-1-4

EXHIBIT B-2
SECURITY DEPOSIT SCHEDULE

LIST OF SECURITY DEPOSITS

Tenant Name	Amount
#12 Karad Drug	1,828.00
Dillon Kane	23,833.94
FTI International	19,683.79
FTI International	14,773.99
MCI Worldcom	700.00
Objectwave	7,548.75
Pepi Corporation	4,416.67
PMA Consultants	12,985.96
Sanchez Daniels	33,116.00
Sanchez Daniels	32,782.76
Stickler Nelson	50,000.00
Terry Robbins	2,996.79
Terry Robbins	17,503.21
Ultimate Staffing	3,180.00

TOTAL	225,349.86

LIST OF LETTERS OF CREDIT

Tenant Name	Amount	Status
Burridge Group	30,000.00	Reduced from $75,000 as of 9/1/04
Chico & Nunes	32,292.00
E.Piphany	561,304.50	Can be reduced to $376,304.50 as of 5/1/05
Gimme Credit Publications, Inc.	28,026.90
Gresham Partners	45,000.00
Harrison & Held	28,600.00	Reduced from $42,900 as of 7/1/05
Kelley Drye & Warren LLP	250,000.00	Reduced from $500,000 as of 11/4/05
Mandell Menkes & Surdyk LLC	101,753.00	Reduced from $169,588 as of 8/1/03
Prairie Realty Advisors, Inc.	40,000.00
Water Street Capital	125,000.00
Weinberg & Richmond	75,000.00
Wextrust Capital, LLC	150,000.00

TOTAL	1,466,976.40

B-2-1

EXHIBIT C
CONTRACTS SCHEDULE
SERVICE CONTRACTS:

COMMENCEMENT
TYPE OF SERVICE	CONTRACTOR	DATE
Window Washing	Corporate Cleaning Services	9/1/2005
Exterminating	Smithereen	4/1/2004
Janitorial Service	Lakeside Building Maintenance	8/1/2003
Security Access System	Phoenix	3/1/2005
Interior Landscape Maint	Initial Tropical Plants	10/15/2005
Exterior Landscape Maint	Skyline Landscape	4/1/2005
Engineer Uniform	Cintas	2/4/2004
Elevator Maintenance	Otis Elevator Company	4/1/2001
Electric Supply	Constellation New Energy	4/15/05
Scavenger	Premier Waste	5/1/2005
Lamp Recycling	River Shannon	11/1/2003
Security	SMI	10/1/2005
Parking	Standard Parking	8/1/2003
Fire Life Safety	Advanced Fire & Security	2/1/2004
Communication Riser Mngt	Prime Communications	4/15/2005
Metal Maintenance	Stuart Dean	9/1/2005
Wood Maintenance	DMG Woodcare	7/15/2005
Roofing	Allied Waterproofing	12/1/2003
Revolving Door Maintenance	Midwest Door Services	1/1/2006
Building Automation	Johnson Controls	3/1/2005
Water Treatment	Clearwater Associates	2/1/2005

COMMENCEMENT
TYPE OF LEASE	VENDOR	DATE
Copier Lease	IFC Credit Corp.	4/15/2002
Postage Meter & Scale	Pitney Bowes Corporation	5/22/2003
Web Hosting for Lease File	Millennia Group	5/1/2004
Photocopier Lease/Maint	Konica	6/1/2002
Winscore/Energy Check	Servidyne Systems, Inc.	12/1/2001

C-1

CONSTRUCTION CONTRACTS:

Contract / Date	Description
Standard Form of Agreement between Owner and Contractor by and between Buck Management Group, as agent for Kan Am Grund Kapitalanlagegesellschaft mbH, and Leopardo Companies, Inc., dated October 1, 2005
Plaza renovation

Standard Form of Agreement between Owner and Contractor by and between Buck Management LLC, as agent for Kan Am Grund Kapitalanlagegesellschaft mbH, and Leopardo Companies, Inc., dated October 1, 2005	Elevator shaft catwalks

Agreement for Construction between Manager and Contractor by and between Buck Management LLC, as agent for Kan Am Grund Kapitalanlagegesellschaft mbH, and Leopardo Companies, Inc., dated January 13, 2006
7th floor corridor upgrades

C-2

EXHIBIT D
SCHEDULE OF INSURANCE COVERAGE REQUIREMENTS
Purchaser and its agents and consultants will have in effect commercial general liability insurance naming Kan Am Grund Kapitalanlagegesellschaft mbH and WestWind Capital Partners, LP as additional insured parties, with (i) limits of not less than $2,000,000.00 per occurrence for personal injury, including bodily injury and death, and property damage, and (ii) waiver of subrogation. Prior to entering the Property, Purchaser must deliver to Seller certificates of insurance evidencing such coverage, and further evidencing that such coverage may only be terminated or modified upon thirty (30) days’ prior written notice to Seller.

D-1

EXHIBIT E
CERTIFICATE AND RELEASE
     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ___, a ___ (“Purchaser”) hereby certifies to KAN AM GRUND KAPITALANLAGEGESELLSCHAFT MBH, a German limited liability company, for the benefit of Kan Am US grundinvest Fonds, a German open-end real estate fund sponsored by Seller (“Seller”) as follows:
     1. Purchaser and Seller are parties to that certain Purchase and Sale Agreement dated ___ (the “Agreement”) regarding certain property located in Chicago, Illinois and more particularly described on Exhibit A (the “Property”).
     2. Purchaser and its consultants, independent contractors, and other professional advisors of Purchaser’s choice have, or could have, (a) physically inspected the Property, (b) determined the fair market value of the Property in its AS IS condition, (c) satisfied themselves as to the financial performance of the Property and its potential return on investment, (d) analyzed the present and projected uses of the Property, (e) independently verified the completeness and accuracy of the Information Documents and all other information provided by Sellers and/or their agents which Purchaser deemed necessary or material in connection with the transactions contemplated by the Agreement, (f) independently tested and examined the Property from a physical, structural and environmental standpoint, and (g) otherwise conducted a complete and thorough investigation and examination of the Property, employing the highest levels of due diligence and that Purchaser has accepted the Property AS IS.
     3. Purchaser releases Seller from and waives all claims against and liability of Seller to Purchaser for any structural, physical and environmental condition at the Property and further releases Seller from and waives all liability of Seller to Purchaser for any and all claims or causes of action based on, connected with, or arising out of any Environmental Laws, Hazardous Material, requirement or liability imposed under any other law or regulation or any governmental agency or regulatory body having jurisdiction over the Property, or otherwise asserted against the Property or Purchaser by any person or entity whatsoever.
     4. Purchaser has not relied upon any representation, inducement, or unperformed promise of Seller or Seller’s employees, agents, contractors, or investment advisors, extent to the extent expressly set forth and as expressly limited in Article 5 and Section 14.18 of the Agreement.
     5. All capitalized terms unless otherwise defined have the same meaning as set forth in the Agreement.
     IN WITNESS WHEREOF, Purchaser executed this Certificate and Release as of this ___ day of ___, 20___.

PURCHASER:

E-1

EXHIBIT F
[OMITTED]

EXHIBIT G
FORM OF DEED
THIS DOCUMENT WAS
PREPARED BY:
King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
Attn: Ashley P. Frieden, Esq.
AFTER RECORDING
RETURN TO:

Attn:
[This space reserved for recording data.]
SPECIAL WARRANTY DEED
     THIS SPECIAL WARRANTY DEED (the “Deed”), is made as of this ___ day of ___, 2006, by KAN AM GRUND KAPITLANLAGEGESELLSCHAFT MBH, a German limited liability company, for the benefit of Kan Am US grundinvest Fonds, a German open-end real estate fund sponsored by Kan Am Grund Kapitalanlagegesellschaft mbH, d/b/a Kan Am Grund Kapitalanlagegesellschaft mbh LLC (the “Grantor”), having an office at c/o WestWind Capital Partners, LP, 3290 Northside Parkway, Suite 675, Atlanta, Georgia 30327, to ___, a ___ (the “Grantee”), having an address at ___.
WITNESSETH:
     That the Grantor for and in consideration of the sum of TEN AND 00/100THS DOLLARS ($10.00) and other good and valuable consideration in hand paid by the Grantee, the receipt and sufficiency of which is hereby acknowledged, by these presents does GRANT AND CONVEY unto the Grantee and its successors and assigns FOREVER, all of the real estate, situated in the County of Cook, and State of Illinois described on Exhibit A attached hereto and made a part hereof together with the building structures, fixtures and other improvements affixed to or located on said real estate together with all rights and appurtenances pertaining to such property including any right, title and interest of Grantor in and to adjacent streets, alleys or rights of way, and together with all and singular the hereditaments and appurtenances thereunto belonging, or in anywise appertaining, and the reversion or reversions, remainder or remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim or demand whatsoever, of Grantor, either in law or equity, of, in and to the above described premises, with the hereditaments and appurtenances (the “Property”), subject to those matters described on Exhibit B attached hereto and made a part hereof (the “Permitted Exceptions”).
     TO HAVE AND TO HOLD the Property, with the rights and appurtenances subject to the Permitted Exceptions, unto the Grantee and its successors and assigns forever.
     Grantor does covenant, promise and agree, to and with the Grantee and its successors and assigns, that it has not done, or suffered to be done, anything whereby the Property is, or may be, in any manner encumbered or charged, except as herein recited, and that it WILL WARRANT AND FOREVER DEFEND the Property against persons lawfully claiming, or to claim the same, by, through or under Grantor but not otherwise, except for claims arising under or by virtue of the Permitted Exceptions.
     IN WITNESS WHEREOF, the Grantor has caused its name to be signed to these presents on the day, month and year first set forth above.

GRANTOR:

KAN AM GRUND
KAPITALANLAGEGESELLSCHAFT MBH, a
German limited liability company, for the benefit of Kan Am
US grundinvest Fonds, a German open-end real estate fund
sponsored by Kan Am Grund Kapitalanlagegesellschaft mbH

By:
Name:

Its:

By:

Name:

Its:

G-2

STATE OF	)
	)	ss:
COUNTY OF	)
I, the undersigned, a Notary Public in and for said County and State aforesaid, DO HEREBY CERTIFY, that ___ and ___, as ___ and ___, respectively, of KAN AM GRUND KAPITLANLAGEGESELLSCHAFT MBH, a German limited liability company, personally known to me to be the same persons whose names are subscribed to the foregoing instrument as such ___ and ___, appeared before me this day in person and each acknowledged he/she signed and delivered said instrument as his/her free and voluntary act, and as the free and voluntary act of said company, for the uses and purposes therein set forth.
GIVEN UNDER my hand and Notarial Seal this ___ day of ___, 2006.

Notary Public:
Commission Expiration:
G-3

Exhibit A
To Exhibit G
Legal Description

Exhibit B
To Exhibit G
Permitted Exceptions

EXHIBIT H
FORM OF BILL OF SALE
     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, KAN AM GRUND KAPITALANLAGEGESELLSCHAFT MBH, a German limited liability company, for the benefit of Kan Am US grundinvest Fonds, a German open-end real estate fund sponsored by Kan Am Grund Kapitalanlagegesellschaft mbH (“Seller”), hereby conveys to _____(“Purchaser”), all of Seller’s right, title and interest in and to those certain items of personal property described on Exhibit A attached hereto and made a part hereof (the “Personal Property”) relating to certain real property located at 333 W. Wacker Drive in Chicago, Illinois.
     Seller represents and warrants to Purchaser that Seller has not previously conveyed, assigned or encumbered title to the Personal Property; however, Seller specifically does not make any other express or implied warranty or representation with respect to the Personal Property, including, but not limited to, fitness for any particular purpose; the design or condition of the Personal Property; the quality or capacity of the Personal Property; workmanship or compliance of the Personal Property with the requirements of any law, rule, specification or contract relating thereto; patent infringement; or latent defect. Except as expressly stated herein, Purchaser accepts the Personal Property on an “as is, where is” basis.
     This Bill of Sale is subject to Sections 5.8 and 14.18 of that certain Purchase and Sale Agreement dated as of ___ by and between Seller and Purchaser.
     IN WITNESS WHEREOF, Seller has caused this instrument to be executed and delivered as of this ___ day of ___, 2006.

KAN AM GRUND
KAPITALANLAGEGESELLSCHAFT MBH, a
German limited liability company, for the benefit of Kan Am
US grundinvest Fonds, a German open-end real estate fund
sponsored by Kan Am Grund Kapitalanlagegesellschaft mbH

By:

Name:

Its:

By:

Name:

Its:

H-1

EXHIBIT I
FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, KAN AM GRUND KAPITALANLAGEGESELLSCHAFT MBH, a German limited liability company, for the benefit of Kan Am US grundinvest Fonds, a German open-end real estate fund sponsored by Kan Am Grund Kapitalanlagegesellschaft mbH, having its principal office at ______ (“Assignor”), hereby sells, transfers, assigns and sets over unto ______, having its principal office at ______ (“Assignee”), its legal representatives, successors and assigns, all of Assignor’s right, title and interest in, to and under (a) those certain leases referred to on Exhibit A attached hereto and made a part hereof (the “Leases”) affecting the real estate legally described in the Agreement (as hereinafter defined) and commonly known as 333 W. Wacker Drive in Chicago, Illinois (the “Property”), and (b) the rent therein referred except, however, that portion of said rent attributable to periods of time prior to the Closing Date (as defined in that certain Agreement of Purchase and Sale by and between Assignor and Assignee, dated as of ___, 2006 (the “Agreement”).
     Assignee does hereby accept the foregoing Assignment and Assumption of Leases subject to the terms and conditions herein and in the Leases, and does hereby assume, without exculpation, as of the date hereof, and become responsible for and agree to perform, discharge, fulfill and observe all of the obligations, terms, covenants, provisions and conditions under the Leases arising from and after the Closing Date and Assignee agrees to be liable for the observance and performance thereof as fully as though Assignee was the original landlord or lessor thereunder.
     Assignor agrees to protect, defend, indemnify and hold harmless Assignee, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignee, its legal representatives, successors and assigns or any of them arising out of or in connection with the Leases as to events occurring prior to the Closing Date.
     Assignee agrees to protect, defend, indemnify and hold harmless Assignor, its legal representatives, successors and assigns from any and all losses, damages, expenses, fees (including, without limitation, reasonable attorneys’ fees), court costs, suits, judgments, liability, claims and demands whatsoever in law or in equity, incurred or suffered by Assignor, its legal representatives, successors and assigns or any of them arising out of or in connection with the Leases as to events occurring from and after the Closing Date.
     Notwithstanding anything to the contrary contained in this Assignment and Assumption of Leases, it is expressly understood and agreed by and between the parties hereto that any liability of Assignor hereunder will be limited as set forth in Sections 5.8 and 14.18 of the Agreement.

     This Assignment and Assumption of Leases will be binding upon and will inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.
     This Assignment and Assumption of Leases may be executed and delivered in any number of counterparts, each of which so executed and delivered will be deemed to be an original and all of which will constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Leases this ______ day of ______, 20___.

Assignor:

KAN AM GRUND
KAPITALANLAGEGESELLSCHAFT MBH, a
German limited liability company, for the benefit of Kan Am
US grundinvest Fonds, a German open-end real estate fund
sponsored by Kan Am Grund Kapitalanlagegesellschaft mbH

By:

Name:

Its:

By:

Name:

Its:

Assignee:

a

By:

Name:

Its:

EXHIBIT A
TO
ASSIGNMENT AND ASSUMPTION OF LEASES
LEASES

EXHIBIT J
FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS
     For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, KAN AM GRUND KAPITALANLAGEGESELLSCHAFT MBH, a German limited liability company, for the benefit of Kan Am US grundinvest Fonds, a German open-end real estate fund sponsored by Kan Am Grund Kapitalanlagegesellschaft mbH, having its principal office at ______ (“Assignor”), hereby sells, transfers, assigns and sets over to ______ (the “Assignee”), having its principal office at ___, and Assignee hereby assumes and accepts the assignment and delegation of all of Assignor’s right, title and interest in and to the contracts described on Exhibit A attached hereto relating to certain real property located at 333 W. Wacker Drive, Chicago, Illinois and Assignee hereby accepts such assignment and hereby assumes the performance of all of the terms, covenants and conditions imposed upon Assignor under said contracts accruing or arising on or after the date of this Assignment.
     Assignor hereby covenants that Assignor will, upon written request, execute and deliver to Assignee or Assignee’s successors, nominees or assigns (collectively, “Assignee’s Successors”), any instruments as Assignee or Assignee’s Successors may reasonably request in order to fully assign to Assignee or Assignee’s Successors all Assignor’s right, title, and interest in and to the contracts listed on Exhibit A hereto.
     Assignor will be responsible for and Assignee will not be liable for any and all costs (including reasonable attorneys’ fees and costs), damages, liabilities, claims, losses and causes of action incurred by or asserted against Assignee as a result of any failure to perform any obligation of Assignor under said contracts which accrued prior to the date of this Assignment.
     Assignee will be responsible for and Assignor will not be liable for any and all costs (including reasonable attorneys’ fees and costs), damages, liabilities, claims, losses, and causes of action incurred by or asserted against Assignor as a result of any breach by Assignee, from and after the date of this Assignment, of any of Assignee’s obligations under the contracts listed on Exhibit A hereto.
     Notwithstanding anything to the contrary contained in this Assignment and Assumption of Service Contracts, it is expressly understood and agreed by and between the parties hereto that any liability of Assignor hereunder will be limited as set forth in Sections 5.8 and 14.18 of that certain Agreement of Purchase and Sale by and between Assignor and Assignee, dated as of ___, 2006.
     This Assignment and Assumption of Service Contracts will be binding upon and will inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.
     This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered will be deemed to be an original and all of which will constitute one and the same instrument.

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment effective as of the date set forth below.
     Executed as of this ______ day of ______________, 20__.

Assignor:	KAN AM GRUND
KAPITALANLAGEGESELLSCHAFT MBH, a
German limited liability company, for the benefit of Kan Am
US grundinvest Fonds, a German open-end real estate fund
sponsored by Kan Am Grund Kapitalanlagegesellschaft mbH

By:
Name:

Its:

By:

Name:

Its:

Assignee:

EXHIBIT “A”
TO
ASSIGNMENT AND ASSUMPTION OF CONTRACTS
SCHEDULE OF CONTRACTS
(See Attached)

EXHIBIT K
GENERAL ASSIGNMENT OF INTANGIBLES
     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, KAN AM GRUND KAPITALANLAGEGESELLSCHAFT MBH, a German limited liability company, for the benefit of Kan Am US grundinvest Fonds, a German open-end real estate fund sponsored by Kan Am Grund Kapitalanlagegesellschaft mbH, having its principal office at ______ (“Assignor”), hereby sells, transfers, assigns and sets over unto ______, having its principal office at ______ (“Assignee”), its legal representatives, successors and assigns, all of Assignor’s right, title and interest in and to, (i) all assignable existing warranties and guaranties (express or implied) issued to Assignor in connection with the Property; (ii) all assignable licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps or plats, land sale registrations, property reports, conditional use permits, special use permits, declarations of non-significance, environmental impact statements and entitlements issued, approved or granted to or for the benefit of Seller or Seller’s predecessors in interest by applicable governmental authorities or otherwise in effect and which relate to the Property, and including (without limitation) all assignable development rights and other intangible rights, titles, interests, privileges and appurtenances owned by Seller or Seller’s predecessors-in-interest as owner of the Property and in any way related to or used in connection with the Property, (iii) all assignable trade names, logos, marks, trademarks, service marks, symbols and items of identification relative to the Property which are owned by Seller, (iv) all assignable licenses, consents, easements, rights of way and approvals required to make use of utilities and to ensure vehicular and pedestrian ingress and egress to the Property, (v) plans, drawings, specifications, surveys, engineering reports, and other technical descriptions, if any, relating to the Property in Assignor’s possession, and (vi) all other items of intangible personal property owned by Assignor that relate in any way to the ownership, use, leasing, maintenance, service or operation of the Property (collectively, the “Intangibles”).
     This General Assignment of Intangibles will be binding upon and will inure to the benefit of Assignor and Assignee and their respective beneficiaries, legal representatives, heirs, successors and assigns.
     This General Assignment of Intangibles may be executed and delivered in any number of counterparts, each of which so executed and delivered will be deemed to be an original and all of which will constitute one and the same agreement.
     Notwithstanding anything to the contrary contained in this General Assignment of Intangibles, it is expressly understood and agreed by and between the parties hereto that any liability of Assignor hereunder will be limited as set forth in Sections 5.8 and 14.18 of that certain Agreement of Purchase and Sale by and between Assignor and Assignee, dated as of ___, 2006.
     All capitalized terms used herein unless otherwise defined herein have the same meaning as set forth in the Agreement.

[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have executed this General Assignment of Intangibles this ______ day of ___, 20___.

Assignor:

KAN AM GRUND
KAPITALANLAGEGESELLSCHAFT MBH, a
German limited liability company, for the benefit of Kan Am
US grundinvest Fonds, a German open-end real estate fund
sponsored by Kan Am Grund Kapitalanlagegesellschaft mbH

By:

Name:

Its:

By:

Name:

Its:

Assignee:

a,

By:

Name:

Its:

EXHIBIT L
FORM OF TENANT NOTICE
NOTICE OF SALE
To:   All Tenants of 333 W. Wacker Drive, Chicago, Illinois
Re: Notice of Change of Ownership of 333 W. Wacker Drive, Chicago, Illinois
Dated: _______, 2006
To Whom It May Concern:
You are hereby notified as follows:
1.	That as of the date hereof, Kan Am Grund Kapitalanlagegesellschaft mbH has transferred, assigned, and conveyed all of its interest in and to the above-described property (the “Property”) to [___] (the “New Owner”).

2.	Future rental payments with respect to your lease premises at the Property should be made to the New Owner, payable to “_______”, in accordance with your Lease terms at the following address:

Any payments of rent (or other sums due under the lease) hereafter paid to any other party than New Owner shall not relieve you of the obligation of making said payments to New Owner.
3.	Additionally, from the date of this letter all notices to landlord under your lease should be sent to:

4.	If there is a security deposit with respect to your lease, it has been transferred to the New Owner and as such the New Owner shall be responsible for holding the same in accordance with the terms of your lease.
     5. New Owner hereby directs you to add New Owner as an additional insured under your comprehensive general liability insurance and all other insurance maintained by you pursuant to your lease, which pursuant to your lease is required to name landlord as an additional insured. Please forward to New Owner at the address where notices are to be sent a certificate evidencing such coverage.
Very Truly Yours,
L-1

EXHIBIT M
FORM OF WITHHOLDING ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (this “Agreement”) made as of this ______ day of ______, 2006, by and among [KAN AM ENTITY], a ______ (“Seller”), ___, a ______ (“Purchaser”), and ___, as escrow agent (“Escrow Agent”).
W I T N E S S E T H :
     WHEREAS, simultaneously herewith, Seller and Purchaser have consummated the transactions contemplated by that certain Purchase and Sale Agreement, dated ___, 2006 (the “Contract”).
     WHEREAS, in accordance with the Contract, Purchaser has transferred (or, pursuant to separate instructions, has directed Escrow Agent to transfer) to an account designated by Escrow Agent simultaneously herewith the amount of _______ Dollars ($___) (the “Escrow Amount”), which Escrow Amount shall be deposited with Escrow Agent, to be held pursuant to the terms of this Agreement.
     WHEREAS, the parties desire that Escrow Agent hold the Escrow Amount in escrow, and Escrow Agent has agreed to hold the Escrow Amount in escrow, all upon the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
          (a) Escrow Agent hereby acknowledges receipt of the Escrow Amount, which shall be held by Escrow Agent subject to the provisions of this Agreement.
          (b) The Escrow Amount shall be held in an interest bearing account at _______ (or at such other commercial bank as Escrow Agent shall select and that Seller and Purchaser shall approve, such approval not to be unreasonably withheld).
          (c) All references to the Escrow Amount shall be deemed to include the interest, if any, that is earned on the Escrow Amount. Escrow Agent shall not be responsible for (i) any interest earned on the Escrow Amount except for such interest as is actually earned or (ii) for the loss of any interest resulting from the withdrawal of any interest-bearing investment prior to maturity or the date interest is posted on such investment.
          (d) Within one hundred twenty (120) days of the date hereof, Seller and Purchaser shall deliver jointly a written notice to Escrow Agent instructing Escrow Agent as to the manner in which Escrow Agent is to disburse the Escrow Amount. In addition, Purchaser may at any time instruct Escrow Agent to disburse the Escrow Amount to the Internal Revenue Service if Purchaser believes that such disbursement is required by applicable law; provided, however, prior to giving any such instruction to Escrow Agent, Purchaser shall give not less than five (5) days prior notice to Seller of its intent to so instruct Escrow Agent and shall discuss in good faith with Seller its position prior to giving such instruction.
          (e) In the event that Seller shall desire to have the Escrow Amount invested in a manner other than as provided for in this Agreement, the parties hereto shall use good faith efforts to agree on an alternate means of holding the Escrow Amount, including without limitation, depositing the Escrow Amount with an alternate escrow agent, reasonably satisfactory to Purchaser and Seller.
          (f) All notices, demands, requests, consents, approvals or other communications which are required or permitted to be given under this Agreement or which any party hereto desires to give with respect to this Agreement (each, a “Notice”) shall be in writing and shall be delivered by (i) hand delivery, (ii) registered or certified mail, postage prepaid, return receipt requested, (iii) reputable overnight courier service or (iv) facsimile, in each case addressed or sent to the party to be notified as follows (or to such other address or facsimile number as such party shall have specified at least ten (10) days prior thereto by like notice).

If to Seller:	[Kan Am Entity]
c/o WestWind Capital Partners, LP
The Forum
3290 Northside Parkway
Suite 675
Atlanta, Georgia 30327
Attention: Mr. Stephen D. McCarthy
Ms. Jennifer S. Ross
Mr. L. Clay Adams, Jr.
Facsimile: (678) 538-9959

with a copy to:	Kan Am Grund Kapitalanlagegesellschaft mbH
Messe Turm 46th Floor
Frankfurt, Germany 60308
Attention: Olivier Catusse
Facsimile: 011-49-69-7104-11-60

and with a copy to:	King & Spalding, LLP
1180 Peachtree Street
Atlanta, GA 30309
Attention: W. Clay Gibson
Facsimile: (404) 572-5131

If to Purchaser:

Attention:
Facsimile:

with a copy to:

Attention:
Facsimile:

If to Escrow Agent:

Attention:
Facsimile:
          (g) In the event any disagreement or dispute shall arise between or among any of the parties hereto and/or any other persons resulting in adverse claims and demands being made for the Escrow Amount, then, at Escrow Agent’s option (i) Escrow Agent may refuse to comply with any claims or demands on it and continue to hold the Escrow Amount until (a) Escrow Agent receives written notice signed by Seller, Purchaser and any other person who may have asserted a claim to or made a demand for the Escrow Amount directing the disbursement of the Escrow Amount, in which event Escrow Agent shall then disburse the Escrow Amount in accordance with said direction, or (b) Escrow Agent receives a certified copy of a final and non-appealable judgment of a court of competent jurisdiction directing the disbursement of the Escrow Amount, in which event Escrow Agent shall then disburse the Escrow Amount in accordance with said direction; or (ii) in the event Escrow Agent shall receive a written notice advising that a litigation over entitlement to the Escrow Amount has been commenced, Escrow Agent may deposit the Escrow Amount with the clerk of the court in which said litigation is pending; or (iii) Escrow Agent may deposit the Escrow Amount in a court of competent jurisdiction by the commencement of an action for interpleader, the costs thereof to be borne by whichever of Seller and Purchaser is the losing party. Notwithstanding the foregoing, and notwithstanding any objection by Seller, Escrow Agent shall deliver the Escrowed Funds to the Internal Revenue Service if directed to do so by Purchaser.
          (h) Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with adverse claims and demands being made for the Escrow Amount. Escrow Agent shall not be responsible for any act or failure to act on its part nor shall it have any liability under this Agreement or in connection herewith except in the case of its own willful misconduct or gross negligence. This Agreement shall terminate and Escrow Agent shall be automatically released from all responsibility and liability hereunder upon Escrow Agent’s delivery or deposit of the Escrow Amount in accordance with the provisions of this Agreement. Nonetheless, at Escrow Agent’s request, Purchaser and Seller shall deliver to Escrow Agent, upon the termination of this Agreement, a general release with respect to all matters arising out of or in connection with this Agreement. Notwithstanding the foregoing, and notwithstanding any objection by Seller, Escrow Agent shall deliver the Escrowed Funds to the Internal Revenue Service if directed to do so by Purchaser.

          (i) It is expressly understood that Escrow Agent acts hereunder as an accommodation to Seller and Purchaser and as a depository only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or for the form of execution of such instruments, or for the identity, authority or right of any person executing or depositing the same, or for the terms and conditions of any instrument pursuant to which Escrow Agent or the parties may act.
          (j) The duties of Escrow Agent are purely ministerial. The Escrow Agent shall not have any duties or responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine, and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.
          (k) Escrow Agent may act or refrain from acting in respect of any matter referred to herein in full reliance upon and by and with the advice of counsel which may be selected by it (including any member or employee of its firm) and shall be fully protected in so acting or refraining from acting upon the advice of such counsel. Notwithstanding the foregoing, and notwithstanding any objection by Seller, Escrow Agent shall deliver the Escrowed Funds to the Internal Revenue Service if directed to do so by Purchaser.
          (l) By its execution hereof, Seller hereby agrees to indemnify and save Escrow Agent harmless from any and all loss, damage, claims, liabilities, judgments and other cost and expense of every kind and nature which may be incurred by Escrow Agent arising out of its acting as Escrow Agent hereunder (including, without limitation, reasonable attorneys’ fees and disbursements, which shall include the fees and disbursements of any member or employee of its firm) except in the case of its own willful misconduct or gross negligence or breach of this Agreement.
          (m) Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing, signed by the party against whom enforcement of such change, waiver, discharge or termination is sought.
          (n) This Agreement and all matters relating hereto shall be governed by and construed and interpreted in accordance with the law of the State of Illinois.
          (o) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.
          (p) This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. In addition, this Agreement may be executed and delivered via facsimile and/or e-mail, provided that the document so transmitted has been manually signed by (or on behalf of) the applicable party(ies), and each such signature delivered by facsimile or e-mail shall have the same force and effect as if the signatory(ies) had manually signed this Agreement.

          (q) It is understood and agreed that all understandings and agreements heretofore had between the parties hereto with respect to the subject matter hereof are merged into this Agreement, which alone fully and completely expresses their agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first written above.

[KAN AM ENTITY]

By:
Name:
Title:

By:

Name:
Title:

[PURCHASER]

By:
Name:
Its:

,
as Escrow Agent

By:

Name:
Title:

EXHIBIT N
INFORMATION DOCUMENTS
1. Leases
2. Service Contracts
3. Title Commitment
4. Title Exception Documents
5. Argus Model
6. Photographs
7. Selected Lease Abstracts
8. Real Estate Tax Bills for the years 2004 through 2005
9. Zoning Certificate
10. Existing Survey
11. Environmental Report
12. Final PCA Report
13. Capital Memo
14. IVI Reliance Letters
15. Rent Roll
16. Stacking Plan
17. Historical Operating Statement
18. Offering Memorandum
19. 2006 Operating Expense Budget
20. Construction Contracts
N-1

EXHIBIT O
FORM OF ASSIGNMENT OF AGREEMENT
ASSIGNMENT OF PURCHASE AND SALE AGREEMENT
     This ASSIGNMENT OF PURCHASE AND SALE AGREEMENT (this “Assignment”) is made as of the ___, 2006, by and between _______, a _______, (“Assignor”), and _______, a(n) _______ (“Assignee”).
RECITALS:
A.	_______ (“Seller”), as seller, and Assignor, as purchaser, entered into that certain Purchase and Sale Agreement dated as of ___, 2006, regarding certain real property and improvements located in Chicago, Illinois (the “Property”) as more particularly described therein (the “Agreement”).
B.	Assignor desires to assign to Assignee all of Assignor’s right, title, and interest as purchaser, in and to the Agreement, and Assignee desires to accept such assignment, subject to the terms and provisions hereof.
AGREEMENTS:
     NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and legal sufficiency of which are acknowledged, the parties agree as follows:
1.	Assignor has ASSIGNED, TRANSFERRED, CONVEYED and DELIVERED, and by these presents does ASSIGN, TRANSFER, CONVEY and DELIVER, unto Assignee, its successors and assigns, all of Assignor’s right, title, and interest in and to the Agreement. Assignee hereby assumes the liabilities, obligations, duties, and responsibilities of Assignor with respect to the terms and conditions of the Agreement, and Assignee, by its execution hereof, will indemnify Assignor and hold Assignor harmless from any and all claims under the Agreement.
2.	This Assignment is subject to and incorporates by reference the provisions of Section 14.4 of the Agreement.
3.	This Assignment may be executed in one or more identical counterparts, each of which is an original, and all of which together constitute one instrument. A telecopy or facsimile transmission is binding on the party or parties whose signatures appear thereon.
4.	Capitalized terms used in this Assignment have the meanings assigned in the Agreement, unless otherwise defined herein.
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     IN WITNESS WHEREOF, this Assignment is executed to be effective as of the date first above written.

Assignor:

a

By: Name: Its:

Assignee:

a

By: Name: Its:
EXECUTED by Seller to evidence its consent:

KAN AM GRUND KAPITALANLAGEGESELLSCHAFT MBH, a German limited liability company, for the benefit of Kan Am US grundinvest Fonds, a German open-end real estate fund sponsored by Kan Am Grund Kapitalanlagegesellschaft mbH

By:
Name:

Its:

By:

Name:

Its:

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EXHIBIT P
ENVIRONMENTAL REPORTS
Phase I Environmental Site Assessment prepared for KanAm Grund Kapitalanlagegesellschaft mbH by IVI Due Diligence Services, Inc., dated February 17, 2006, bearing IVI Project No. 60218714
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EXHIBIT Q
FORM OF CONTRACTOR ACKNOWLEDGEMENT
     THIS ACKNOWLEDGEMENT OF CONTRACTOR (“Acknowledgement”) is executed as of ___, 2006, by the undersigned (“Contractor”), for the benefit of ___, a ___ (“Assignee”).
     Understanding that KAN AM ___ (“Assignor”) has assigned the Construction Contract, as hereinafter defined, to Assignee, and that Assignee is relying on this Acknowledgement, Contractor hereby represents and warrants to, and consents and agrees with, Assignee as follows.
     1. Construction Contract. Attached hereto as Exhibit “A” is a true, correct and complete copy of the agreement and all addendums, attachments, supplements, additions and amendments or change orders thereto (collectively, the “Construction Contract”) between Contractor, as the contractor, and Assignor, as the owner, relating to the work described therein (“Work”).
     2. Consent. Contractor acknowledges that Assignor has assigned the Construction Contract to Assignee. Contractor hereby consents to the assignment of the Construction Contract to Assignee to the extent required under the Construction Contract.
     3. Status of Work. As of the date hereof, the Work which is the subject of the Construction Contract has commenced, ___of the Work has been completed, $___ has been paid under the Construction Contract and $___ remains to be paid under the Construction Contract for the payment in full for all of the Work.
     4. Amendment; Termination. The Construction Contract, a true, correct, and complete copy of which is attached hereto as Exhibit A, has not been amended, modified or terminated, is in full force and effect, and there are no defaults by either Assignor or Contractor thereunder.
     5. Permits. All approvals, permits and licenses (including, without limitation, a building permit) necessary for the Work have been obtained from all necessary governmental authorities in either the name of Contractor or Assignor.
     6. Counterparts; Facsimile Delivery. This Acknowledgement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document. Delivery of an executed counterpart of this Acknowledgement by facsimile shall be equally as effective as delivery of an executed original counterpart and shall constitute a covenant to deliver an executed original counterpart, but the failure to do so shall not affect the validity, enforceability and binding effect of this Acknowledgement.
[Remainder of page intentionally left blank.]

     DATED as of the date first above written.

CONTRACTOR:

Address for Notices:

By:

Name:

Title:

Exhibit A to Exhibit Q
Construction Contract
[A true, correct and complete copy of the
Construction Contract follows this cover page.]

EXHIBIT R
FORM OF SELLER ESTOPPEL

To:	___, the purchaser of the Building (as defined below) and its lenders, and their respective successors and assigns (collectively, “Purchaser”) The undersigned hereby certifies to Purchaser and agrees as follows:
     1. ___, a ___ (“Tenant”), is the tenant under that certain Lease Agreement (the “Lease”) by and between Tenant and the undersigned (“Landlord”), dated ___, affecting space in the building known as ___, located at ___ (the “Building”). A true, correct and complete copy of the Lease, including any amendments or modifications thereto, is attached hereto as Exhibit A.
     2. The Lease commenced on ___.
     3. The Lease expires on ___. Tenant has no option or other right to extend the term of the Lease except as set forth in the attached Lease.
     4. Tenant has accepted and is occupying the entire premises demised to it under the Lease (the “Premises”), and all improvements to the Premises required by the Lease have been completed by Landlord in accordance with the Lease. There are no tenant improvement or other allowances that remain unpaid except as follows: ___. Tenant is in physical occupancy of the entire Premises.
     5. No rents, additional rents, percentage rents or other sums or charges have been paid more than one (1) month in advance. Tenant’s current monthly base rent under the Lease is $___, and rent has been paid through ___, 2006.
     6. To Landlord’s knowledge, Tenant has no defenses to or offsets against the enforcement of the Lease or any provision thereof by Landlord. To Landlord’s knowledge, Tenant is not in default under the terms of its Lease.
     7. Tenant has deposited $___ as a security deposit with Landlord pursuant to the terms of the Lease.
     8. Landlord has not agreed to grant Tenant any free rent or rent rebate except as set forth in the Lease.
     9. To Landlord’s knowledge, Tenant has not assigned the Lease and has not subleased the Premises or any part thereof.
     10. Tenant has no option or right to purchase the Building.

     11. The Lease is in full force and effect.
          Landlord acknowledges that Purchaser (including any parties providing financing for the purchase) will, and will be entitled to, rely on the truth and accuracy of this Certificate in purchasing the Building from Landlord pursuant to that certain Purchase and Sale Agreement between Purchaser and Landlord, dated as of _______ (as the same may be amended from time to time, the “Purchase Agreement”). Notwithstanding the foregoing, in the event that Landlord delivers a Conforming Tenant Estoppel Certificate from Tenant (the “Tenant Estoppel”) after the date hereof, or receives any other replacement Conforming Tenant Estoppel Certificate as provided in Section 8.3 of the Purchase Agreement, then this Certificate shall thereafter be void.
     The statements set forth in this Certificate (i) shall survive for a period of one (1) year from and after the Closing (as defined in Section 9.1 of the Purchase Agreement) and (ii) shall not be subject to the aggregate “floor” and Liability Cap (as defined in Section 5.8 of the Purchase Agreement). The amount of any claim made by Purchaser under this Certificate shall not be included in the Liability Cap or otherwise have the effect of reducing Purchaser’s right to bring a claim against Landlord for a breach of its representations and warranties under the Agreement.
     As used in this Certificate, references to the “knowledge” of Landlord shall have the same meaning as the “knowledge of Seller” defined in Section 5.7 of the Purchase Agreement.
Dated as of:

LANDLORD:

[KAN AM ENTITY]

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A
TO EXHIBIT R
LEASE
[To be attached]

EXHIBIT S
COMMISSION AGREEMENT SCHEDULE
Commission Agreement by and between Kan Am Grund Kapitalanlagegesellschaft mbH by and through Buck Management Group, LLC, its duly-authorized agent, and Trammell Crow Company, dated January 31, 2006, relating to tenant Harrison & Held
Exclusive Lease Agency Agreement by and between Kan Am Grund Kapitalanlagegesellschaft mbH and Stone Real Estate Corp., dated September 31, 2005, relating to the retail space known as Suite 0080
Leasing Agreement by and between Kan Am Grund Kapitalanlagegesellschaft mbH and Buck Management Group, LLC, dated August 16, 2004 **

** Leasing Agreement will be terminated at Closing pursuant to Section 5.3(c) of this Agreement, but certain commissions may be due from and after Closing. Any such commissions shall be paid as set forth in Section 5.3(c) hereof.
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EXHIBIT T
FORM OF REPRESENTATION LETTER
Date, 2006
Deloitte & Touche, LLP
333 Clay Street, Suite 2300
Houston, Texas 77002
We are providing this letter in connection with your audits of the statements of revenues and certain operating expenses of the properties located at XX (“the Properties”) for the years ended December 31, 200X, 200X and 200X [NOTE: Representations shall be limited only to Kan Am Grund’s period of ownership] for the purpose of expressing an opinion as to whether the statements of revenues and certain operating expenses presents fairly, in all material respects, revenues and certain operating expenses of the Properties in conformity with accounting principles generally accepted in the United States of America.
We confirm that we are responsible for the design and implementation of programs and controls to prevent and detect fraud.
Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.
We confirm, to the best of our knowledge and belief, the following representations made to you during your audits.
1.	The general ledger details provided to you were generated from our general ledger and are complete and accurate in all material respects for the years ended December 31, 200X, 200X and 200X and for the XX months ended XX, 200X [NOTE: Representations shall be limited only to Kan Am Grund’s period of ownership].

2.	With respect to Kan Am Grund’s period of ownership, we have no knowledge of any fraud or suspected fraud affecting the Properties involving (1) management, (2) employees who have significant roles in the Properties’ internal control (3) others where the fraud could have a material effect on the financial statements.

3.	With respect to Kan Am Grund’s period of ownership, we have no knowledge of any allegations of fraud or suspected fraud affecting the Properties received in communications from employees, former employees or others.

4.	With respect to Kan Am Grund’s period of ownership, there have been no

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communications from regulatory agencies concerning noncompliance with or deficiencies in financial reporting practices.
Except where otherwise stated below, matters less than XX collectively are not considered to be exceptions that require disclosure for the purpose of the following representations. This amount is not necessarily indicative of amounts that would require adjustment to, or disclosure in, the statements of revenues and certain expenses.
5.	With respect to Kan Am Grund’s period of ownership, to the extent applicable related-party transactions including sales, and leasing arrangements have been properly recorded or disclosed in the statements of revenues and certain operating expenses.

6.	With respect to Kan Am Grund’s period of ownership, there are no transactions that have not been properly recorded in the accounting records underlying the statements of revenues and certain operating expenses.

7.	With respect to Kan Am Grund’s period of ownership, we have complied with all aspects of contractual agreements that would have an effect on the statements of revenues and certain operating expenses in the event of noncompliance.

8.	With respect to Kan Am Grund’s period of ownership, no events have occurred subsequent to December 31, 200X that require consideration as adjustments to, or disclosures in, the statements of revenues and certain operating expenses.
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